Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200294

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 19, 2015

Preliminary prospectus supplement

Equinix, Inc.

$1,000,000,000

    % Senior Notes due 2026

Issue Price     %

Interest payable                 and                 .

We are offering $1,000,000,000 in aggregate principal amount of     % Senior Notes due 2026 (the “notes”). The notes will mature on             , 2026. Interest will accrue on the notes from             , 2015 and the first interest payment date will be            , 2016. We may redeem all or a part of the notes on or after                 , 2021, on any one or more occasions, at the redemption prices set forth under “Description of notes—Optional redemption,” plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date. In addition, at any time prior to            , 2019, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes outstanding under the supplemental indenture with the net cash proceeds of one or more equity offerings. At any time prior to             , 2021, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus a “make-whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption. We intend to use the net proceeds of this offering, together with the net proceeds of the offering of $750.0 million of our common stock (the “Equity Offering”), the net proceeds of a senior secured term loan in an aggregate principal amount of up to approximately $700 million that we propose to obtain (the “Proposed Term Loan”) and cash on hand, for merger and acquisition activities and repayment of indebtedness (including the funding of the cash portion of the purchase price for the cash and share offer we announced in May 2015 (the “Telecity Acquisition”) for the entire issued and to be issued share capital of TelecityGroup plc (“TelecityGroup”) and repayment of existing TelecityGroup indebtedness in connection therewith) and for general corporate purposes. The completion of this offering is not contingent upon the completion of the Equity Offering, the Proposed Term Loan, or the Telecity Acquisition. See “Prospectus summary—Recent developments,” “Use of proceeds,” and the sources of funds and uses of funds table therein. If for any reason the Telecity Acquisition is not completed on or prior to November 29, 2016, or if, prior to such date, our cash and share offer for TelecityGroup has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers, then in either case we will be required to redeem the notes as described under “Description of notes—Special mandatory redemption.” This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Equity Offering.

The notes will be our general senior obligations and will rank equal in right of payment to all of our existing and future senior indebtedness. Upon a change in control, we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

The notes will not be guaranteed by any of our subsidiaries. The obligations to make payments of principal and interest on the notes are solely our obligations. Therefore, the notes will be structurally subordinated to any obligation of our subsidiaries that are not guarantors.

We have not applied, and do not intend to apply, for the listing of the notes on any exchange or automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk factors” beginning on page S-16 of this prospectus supplement, as well as the risks described in “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Per note	total

Public offering price(1)%	$

Underwriting discounts and commissions %	$

Proceeds to Equinix, Inc. (before expenses)(1)%	$

(1)	Plus accrued interest, if any, from , 2015.

We expect to deliver the notes to purchasers on or about                , 2015, only in book-entry form through the facilities of The Depository Trust Company.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Citigroup	RBC Capital Markets

Co-managers

TD Securities	ING	HSBC	MUFG

                , 2015

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer or sale of notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date appearing on the front cover of this prospectus supplement or the date of the accompanying prospectus or the applicable incorporated document, regardless of the time of delivery of such document. Our business, financial condition, results of operations and prospects may have changed since that date. It is important that you read and consider all of the information contained in or incorporated by reference into this prospectus supplement and the information contained in or incorporated by reference into the accompanying prospectus in making your investment decision.

S-i

S-ii

About the prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Incorporation by reference” and “Where you can find more information” in this prospectus supplement and the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus supplement or the accompanying prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at One Lagoon Drive, Fourth Floor, Redwood City, CA 94065, Attention: Investor Relations, or by telephone at (650) 598-6000.

Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.

We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Such transactions may include stabilization and the purchase of notes to cover short positions. For a description of these activities, see “Underwriting” in this prospectus supplement.

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms mean Equinix, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

References to the “notes” mean the Senior Notes due 2026 offered hereby, unless the context otherwise requires.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk factors” section of this prospectus supplement and under the heading “Risk Factors” in the documents incorporated by reference herein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein are based on information available to us as of the date of such statements and we assume no obligation to update any such forward-looking statements.

Where you can find more information

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act relating to the notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement, which includes additional information not contained in this prospectus supplement or the accompanying prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus:

•

Current Reports on Form 8-K filed on February 17, 2015, April 30, 2015, May 20, 2015 (only with respect to Item 8.01), May 26, 2015, May 29, 2015, June 1, 2015, September 28, 2015, October 1, 2015, October 9, 2015, and November 10, 2015 and our Current Report on Form 8-K/A filed on November 16, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015; and

•

Annual Report on Form 10-K for the year ended December 31, 2014, including portions of our Definitive Proxy Statement on Schedule 14A filed on April 24, 2015, to the extent specifically incorporated by reference in such Annual Report on Form 10-K.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 598-6000 or by writing to us at the following address:

Equinix, Inc.

One Lagoon Drive, Fourth Floor

Redwood City, CA 94065

Attn: Investor Relations

Prospectus summary

This summary highlights information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectuses, the sections titled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” together with our consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2014 and in Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in the notes. References herein to “we”, “us”, “Equinix”, or the Company refer to Equinix, Inc. and, where appropriate, Equinix Inc.’s consolidated subsidiaries.

Overview

We connect more than 6,300 companies directly to their customers and partners inside the world’s most networked data centers. Today, businesses leverage the Equinix interconnection platform in 33 strategic markets across the Americas, Asia-Pacific, and Europe, Middle East and Africa (EMEA).

Platform Equinix® combines a global footprint of state-of-the-art International Business Exchange™ (IBX®) data centers, a variety of interconnection opportunities and unique ecosystems. Together these components accelerate business growth and opportunity for our customers by safekeeping their infrastructure and applications closer to users, enabling them to improve performance with cost-effective and scalable interconnections, work with vendors to deploy new technologies such as cloud computing and to collaborate with the widest variety of partners and customers to achieve their ambitions.

We generate revenue by providing colocation and related interconnection and managed IT infrastructure offerings on a global platform of 105 IBX data centers. For the year ended December 31, 2014 and the nine months ended September 30, 2015, we had revenue of $2,443.8 million and $1,995.4 million, net income (loss) attributable to Equinix of $(259.5) million and $177.0 million and adjusted EBITDA of $1,113.9 million and $938.5 million, respectively. For a discussion of our primary non-GAAP metric, adjusted EBITDA, including a reconciliation to GAAP financial measures, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We have been organized and have been operating as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) effective for our taxable year that began on January 1, 2015.

Recent developments

Acquisition of Telecity Group plc

In May 2015, we announced a cash and share offer (the “Telecity Acquisition”) for the entire issued and to be issued share capital of Telecity Group plc (“TelecityGroup”). TelecityGroup operates 42 data center facilities in strategic internet hub cities across Europe. For the year ended December 31, 2014 and the nine months ended September 30, 2015, TelecityGroup had revenue of $574.6 million and $398.3 million and net income of $91.7 million and $24.4 million, respectively, in each case converted into U.S. GAAP and U.S. dollars.

The Telecity Acquisition is expected to have a purchase price of approximately £1,176 million in cash (or $1,786 million at September 30, 2015 exchange rates) and 6,905,645 shares of our common stock to be issued to shareholders of TelecityGroup. The closing of the Telecity Acquisition is subject to certain conditions, including (i) receipt of regulatory clearances from the European Commission or certain national authorities, (ii) approval of a court sanctioned scheme of arrangement and related resolutions by the holders of at least a majority in number representing at least 75% of the issued share capital of TelecityGroup and (iii) the sanction of the High Court of England and Wales.

On November 13, 2015, we announced that we obtained clearance from the European Commission for the Telecity Acquisition, satisfying condition (i) described in the paragraph above. In connection with obtaining the approval of the European Commission for the Telecity Acquisition, we and TelecityGroup agreed to divest certain data centers owned by TelecityGroup and one data center owned by Equinix (the “Disposal Group”). The Disposal Group consists of the following facilities: TelecityGroup’s Bonnington House, Sovereign House, Meridian Gate and Oliver’s Yard data centers and Equinix’s West Drayton data center in London; TelecityGroup’s Science Park and Amstel Business Park I in Amsterdam; and TelecityGroup’s Lyonerstrasse data center in Frankfurt. These assets contributed approximately 4% of revenues for the nine months ended September 30, 2015 of the pro forma combined company. There is no agreement with any buyer or buyers to acquire all or any portion of these data centers and any such agreement will be subject to the approval of the European Commission. The unaudited pro forma condensed combined financial statements contained in this prospectus supplement reflect the Disposal Group as held for sale in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2015 and the results of operations related to revenue, costs of revenues and selling, marketing and administrative costs from the Disposal Group are removed from the accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015. There can be no assurance as to the amount of proceeds to be received in connection with the sale of all or any part of the Disposal Group.

We expect to close the Telecity Acquisition early in the first half of 2016. For more information about the Telecity Acquisition, see our Current Report on Form 8-K filed with the SEC on May 29, 2015 and Form 8-K/A filed with the SEC on November 16, 2015, which are incorporated by reference herein.

Telecity Bridge Loan Commitment

In connection with the Telecity Acquisition, in May 2015 we also entered into a bridge credit agreement among J.P. Morgan Chase Bank, N.A., as lender and as administrative agent, and, Bank of America, N.A., Citibank, N.A., Royal Bank of Canada, Toronto Dominion (Texas) LLC, ING Bank N.V., HSBC Bank USA, NA and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as lenders, for a principal amount of £875.0 million (or approximately $1.3 billion at September 30, 2015 exchange rates) (the “Telecity Bridge Loan Commitment”). The lenders under the Telecity Bridge Loan Commitment are affiliates of certain of the underwriters. The Telecity Bridge Loan Commitment contains negative covenants that are typical for facilities of this type and that are generally consistent with our existing outstanding senior notes, including limitations on incurrence of additional indebtedness, liens, restricted payments, fundamental changes, dividend and payment restrictions affecting restricted subsidiaries, transactions with affiliates; asset sales; and issuance of preferred stock by domestic restricted subsidiaries. The Telecity Bridge Loan Commitment is dedicated solely to the Telecity Acquisition and to satisfy applicable funds certainty requirements under the U.K. City Code on Takeovers and Mergers. No amounts have been drawn under the Telecity Bridge Loan Commitment. As of September 30, 2015, we had accrued commitment fees of approximately $5.0 million associated with the Telecity Bridge Loan Commitment, which are reflected as interest expense in our condensed consolidated statement of operations.

Financing of the Telecity Acquisition

In addition to this offering, we intend to obtain or otherwise incur additional financings for the Telecity Acquisition as follows:

•

Equity offering.    On November 24, 2015, we expect to complete the recently announced public offering of shares of our common stock, subject to customary closing conditions (the “Equity Offering”). We expect to sell 2,604,167 shares of our common stock in the Equity Offering for approximately $721.2 million in aggregate net proceeds (assuming no exercise of the underwriters’ option to purchase 390,625 additional shares of common stock), after deducting underwriting discounts and commissions and estimated offering expenses.

•

Proposed term loan.    We also intend to obtain or otherwise incur up to approximately $700 million of additional indebtedness to fund a portion of the Telecity Acquisition, including related fees and expenses, which we currently expect to be in the form of a senior secured term loan (the “Proposed Term Loan”).

The foregoing description and any other information regarding the Equity Offering or the Proposed Term Loan is included herein solely for informational purposes. This offering is not contingent on the completion of the Equity Offering or the Proposed Term Loan. Our ability to close the Equity Offering and obtain the Proposed Term Loan will depend on many factors, including lender demand, market conditions and other factors, and we cannot assure you that we will close the Equity Offering or that the Proposed Term Loan or other additional financing will be available to us on favorable terms, or at all.

In connection with each of the Equity Offering, the sale of notes offered hereby and the Proposed Term Loan, we intend to terminate the Telecity Bridge Loan Commitment. However, to the extent that we are unable to close the Equity Offering or obtain the Proposed Term Loan or obtain other permanent financing, we may be required to draw under the Telecity Bridge Loan Commitment to fund the cash portion of the purchase price for the Telecity Acquisition.

The completion of this offering is not contingent upon the completion of the Telecity Acquisition. However, if for any reason the Telecity Acquisition is not completed on or prior to November 29, 2016, or if, prior to such date, our recommended cash and share offer for TelecityGroup set out in the Rule 2.7 announcement dated May 29, 2015 (the “Telecity Offer”) has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers, then in either case we will be required to redeem the notes as described under “Description of notes—Special mandatory redemption.” See “Use of proceeds.”

Acquisition of Bit-isle Inc.

In September 2015, we announced that our Japanese subsidiary QAON G.K. commenced a cash tender offer for all issued and outstanding shares of Bit-isle Inc. (the “Bit-isle Acquisition”), valued at approximately ¥33.3 billion (or approximately $277.2 million at September 30, 2015 exchange rates). Bit-isle Inc. is a leading provider of data centers in Japan, with five data centers in Tokyo and one data center in Osaka. The tender offer period ended on October 26, 2015 and we acquired approximately 97% of the outstanding equity interests (including stock options) of Bit-isle Inc. We will acquire the remaining equity interests pursuant to a process permitted under Japanese law by the end of 2015.

In connection with the Bit-isle Acquisition, QAON G.K. and certain of our other direct and indirect subsidiaries entered into a bridge credit agreement with The Bank of Tokyo-Mitsubishi UFJ, Ltd., for a principal amount of ¥47.5 billion (or approximately $395.8 million at September 30, 2015 exchange rates) (the “Bit-isle Bridge Loan Commitment”). Equinix, Inc. is a guarantor under the Bit-isle Bridge Loan Commitment. The Bit-isle Bridge Loan

Commitment was entered into to provide a temporary source of funding for the cash consideration payable to shareholders and holders of stock acquisition rights in the Bit-isle Acquisition, repayment of indebtedness of Bit-isle Inc. and its wholly-owned subsidiaries, and the transaction costs incurred in connection with the closing of the Bit-isle Bridge Loan Commitment and the Bit-isle Acquisition. In October 2015, we made the first draw-down of approximately ¥27.3 billion (or approximately $226.9 million at September 30, 2015 exchange rates) on the Bit-isle Bridge Loan Commitment in preparation for closing the Bit-isle Acquisition. We expect to draw down an additional approximate ¥15 billion on the Bit-isle Bridge Loan Commitment (or approximately $120 million at September 30, 2015 exchange rates) in the fourth quarter of 2015 in connection with the Bit-isle Acquisition. We intend to seek permanent financing to replace and terminate the Bit-isle Bridge Loan Commitment in the first half of 2016.

Special distribution and dividend

On September 28, 2015, we declared a special distribution of $627.0 million (the “2015 Special Distribution”), encompassing various items of taxable income that we expect to recognize in 2015, including depreciation recapture in respect of accounting method changes commenced in our pre-REIT period, foreign earnings and profits recognized as dividend income and certain other items of taxable income. The 2015 Special Distribution was paid on November 10, 2015 to our common stockholders of record as of the close of business on October 8, 2015 in the form of an aggregate of approximately $125.5 million in cash and 1.69 million shares of our common stock. As a result of the 2015 Special Distribution, the conversion rate relating to our 4.75% convertible subordinated notes due 2016 (the “2016 Convertible Notes”) was adjusted to 12.9913 shares of common stock per $1,000 principal amount of 2016 Convertible Notes, and the approximately $157.9 million principal amount of 2016 Convertible Notes that are currently outstanding are now convertible, in the aggregate, into approximately 2.05 million shares of our common stock. As a result of the adjustment to the conversion rate, the conversion price of the 2016 Convertible Notes decreased from approximately $79.87 per share of common stock to approximately $76.98 per share of our common stock.

On October 28, 2015, we declared a quarterly cash dividend of $1.69 per share, which is payable on December 16, 2015 to our common stockholders of record as of the close of business on December 9, 2015.

Sources and uses

The following table outlines the sources and uses of funds for the cash consideration payable in connection with the Telecity Acquisition. The table assumes that the Telecity Acquisition and the financing transactions are completed simultaneously, but this offering and the Equity Offering are expected to occur before the completion of the Proposed Term Loan and the Telecity Acquisition. Amounts in the table are in millions of dollars and are estimated. Actual amounts may vary from the estimated amounts. See “Use of proceeds.”

Sources of funds		Uses of funds
Cash(1)	$490.4	Total cash consideration payable in Telecity Acquisition(5)	$1,786.2
Equity Offering(2)	$750.0	Transaction fees and expenses(6)	$179.7
Notes offered hereby(3)	$1,000.0	Refinance existing TelecityGroup indebtedness(7)	$508.7
Proposed Term Loan(4)	$700.0	General corporate purposes	$465.8
Total	$2,940.4	Total	$2,940.4

(1)	Reflects restricted cash of Equinix placed into a restricted cash account in connection with the Telecity Acquisition.

(2)	Before discounts, commissions and expenses and assumes no exercise of the underwriters’ option to purchase additional shares. The Equity Offering is expected to close on November 24, 2015.

(3)	Before discounts, commissions and expenses.

(4)	No lenders have committed to fund any portion of the Proposed Term Loan.

(5)	Assuming an exchange rate of 1.5189 as of September 30, 2015. Does not include an estimated 6,905,645 shares of our common stock to be issued to shareholders of TelecityGroup.

(6)	Includes estimated transaction costs in connection with the Telecity Acquisition, this offering, the Equity Offering and the Proposed Term Loan. Assumes an exchange rate of 1.5355, the average exchange rate for the nine months ended September 30, 2015.

(7)	Includes repayment of TelecityGroup’s existing debt, accrued interest, and settlement of associated interest rate swap derivative liabilities. Assumes an exchange rate of 1.5189 as of September 30, 2015.

Company information

Our principal executive offices are located at One Lagoon Drive, Fourth Floor, Redwood City, CA 94065 and our telephone number is (650) 598-6000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus supplement.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes offered hereby, see “Description of notes” section of this prospectus supplement. In this “Prospectus summary—The offering” section, “we”, “us” and “Equinix” refer to Equinix, Inc. and not to any of its subsidiaries.

Issuer	Equinix, Inc., a Delaware corporation.

Securities offered	$1,000 million aggregate principal amount of % Senior Notes due 2026.

Maturity date	The notes will mature on , 2026.

Interest payment dates	Interest on the notes will accrue from , 2015 and be payable semi–annually in arrears on and of each year, commencing on , 2016.

Special mandatory redemption	If the Telecity Acquisition is not completed on or prior to November 29, 2016, or if, prior to such date, the Telecity Offer has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers, then in either case we must redeem all of the notes at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of notes—Special mandatory redemption.”

Optional redemption	We may redeem all or a part of the notes on or after , 2021, on any one or more occasions, at the redemption prices set forth under “Description of notes—Optional redemption,” plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

In addition, at any time prior to , 2019, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes outstanding under the supplemental indenture, at a redemption price equal to % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings, provided that at least 65% of the aggregate principal amount of the notes issued under the supplemental indenture remains outstanding immediately after the occurrence of such redemption. At any time prior to , 2021, we may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes to be redeemed plus a “make whole” premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption.

Ranking	The notes will be our general senior obligations. Your right to payment under these notes will be:

•	effectively subordinated to all of our existing and future secured indebtedness, including our debt outstanding under any bank facility, to the extent of the assets securing such debt;

•	structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any of our subsidiaries;

•	equal in right of payment to all of our existing and future senior indebtedness; and

•	senior in right of payment to any of our existing and future subordinated indebtedness.

At September 30, 2015, after giving effect to this offering, the consummation of the Proposed Term Loan, the expected borrowing by our wholly-owned Japanese subsidiary of an aggregate of $346.9 million under the Bit-isle Bridge Loan Commitment in the fourth quarter of 2015 and the expected assumption of approximately $221.9 million of capital lease and other financing obligations of TelecityGroup in connection with the Telecity Acquisition,

•

we would have had total consolidated indebtedness of approximately $6.9 billion, approximately $1.2 billion of which would have represented secured indebtedness, which excludes approximately $1.4 billion of capital lease obligations;

•

if we borrowed all of the approximately $1.5 billion available under our revolving credit facility (including the exercise in full of our right to increase its size subject to certain conditions), $1.5 billion of such borrowings would have been secured indebtedness; and

•

our subsidiaries would have had approximately $1.7 billion of indebtedness which includes $1.3 billion of capital lease and other financing obligations (excluding trade payables and intercompany items and liabilities of a type not required to be reflected on the balance sheet of our subsidiaries in accordance with GAAP), all of which would have been structurally senior to the notes.

Guarantees	On the issue date, the notes will not be guaranteed by any of our subsidiaries. In the future, certain subsidiaries may be required to guarantee the notes. See “Description of notes—Certain covenants—Subsidiary guarantees.”

Covenants	The indenture and the supplemental indenture governing the notes will contain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt;
•	pay dividends or make other restricted payments;
•	purchase, redeem or retire capital stock or subordinated debt;
•	make asset sales;
•	enter into transactions with affiliates;
•	incur liens;
•	enter into sale-leaseback transactions;
•	provide subsidiary guarantees;

•	make investments; and
•	merge or consolidate with any other person.

Each of these restrictions has a number of important qualifications and exceptions. See “Description of notes.” If the notes are rated investment grade at any time by two of any of Standard & Poor’s, Moody’s and Fitch, most of the restrictive covenants contained in the supplemental indenture governing the notes will be suspended. See “Description of notes—Certain covenants—Suspension of covenants.”

Change of Control	Upon the occurrence of a Change of Control (as defined in “Description of notes”), we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Form and denomination	The notes will be issued only in registered form. The notes will initially be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The notes initially sold by the underwriters will be represented by one or more permanent global notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”).

Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, notes in certificated form will not be issued in exchange for any global note or interests therein.

Trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any automated dealer quotation system.

Governing law	The notes and the indenture and supplemental indenture under which they will be issued will be governed by New York law.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $984.9 million.

We intend to use the net proceeds from this offering, together with the net proceeds of the Equity Offering and the Proposed Term Loan and cash on hand, for merger and acquisition activities and repayment of indebtedness (including the funding of the cash portion of the Telecity Acquisition purchase price and repayment of existing TelecityGroup indebtedness in connection therewith) and for general corporate purposes. In connection with this offering and the Equity Offering and the Proposed Term Loan, we intend to terminate the Telecity Bridge Loan Commitment. In order to satisfy requirements under the U.K. City Code on Takeovers and Mergers, prior to terminating the Telecity Bridge Loan Commitment, we intend to place approximately £875.0 million, or approximately $1.3 billion based on an exchange rate as of September 30, 2015, in a restricted cash account in the U.K. pending the completion of the Telecity Acquisition. See “Use of proceeds” and “Prospectus summary—Sources and uses.”

The completion of this offering is not contingent upon the completion of the Equity Offering, the Proposed Term Loan or the Telecity Acquisition. However, if for any reason the Telecity Acquisition is not completed on or prior to November 29, 2016, or if, prior to such date, the Telecity Offer has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers, then we will be required to redeem the notes as described under “Description of notes—Special mandatory redemption.”

Certain of the underwriters are acting as underwriters for the Equity Offering and have acted as underwriters for our existing senior notes. Certain affiliates of the underwriters act as lenders and/or agents under our existing credit facilities and/or are expected to act as lenders and/or agents under the Proposed Term Loan. Affiliates of the underwriters have made commitments to us with respect to a Telecity Bridge Loan Commitment to finance a portion of the Telecity Acquisition under certain circumstances in the event this offering, the Equity Offering and the Proposed Term Loan are not consummated, for which the underwriters and/or their affiliates will be paid customary fees. See “Prospectus summary—Recent developments—Acquisition of Telecity Group plc.” Certain of the underwriters or their affiliates may hold equity in TelecityGroup and/or positions in the existing TelecityGroup indebtedness to be refinanced and may be repaid with a portion of the net proceeds of this offering. See “Use of proceeds.”

Risk factors	Investing in the notes involves risk. See “Risk factors” in this prospectus supplement and “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary consolidated financial data

The following tables summarize our consolidated financial data for the periods presented. You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statements of operations and consolidated statements of cash flow data for the years ended December 31, 2012, 2013 and 2014 were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statements of operations and consolidated statements of cash flow data for the nine months ended September 30, 2014 and 2015 and the consolidated balance sheet data as of September 30, 2015 were derived from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Pro forma financial information presented herein were derived from the historical consolidated financial statements of Equinix and TelecityGroup and certain adjustments and assumptions have been made regarding Equinix after giving effect to the Telecity Acquisition and are therefore not necessarily indicative of actual results had the companies been combined for the periods presented. You should read the pro forma financial information in conjunction with the section “Unaudited pro forma condensed combined financial information” included in this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in the future and our interim results are not necessarily indicative of the results to be expected for the full year or any future period.

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2012	2013	2014	2014	2015

Consolidated statement of operations data:
Revenues	$1,887,376	$2,152,766	$2,443,776	$1,805,655	$1,995,405

Costs and operating expenses:
Cost of revenues	944,617	1,064,403	1,197,885	884,436	939,538
Sales and marketing	202,914	246,623	296,103	214,867	243,573
General and administrative	328,266	374,790	438,016	324,332	356,455
Restructuring reversals	—	(4,837)	—	—	—
Impairment charges	9,861	—	—	—	—
Acquisition costs	8,822	10,855	2,506	580	24,374

Total costs and operating expenses	1,494,480	1,691,834	1,934,510	1,424,215	1,563,940

Income from continuing operations	392,896	460,932	509,266	381,440	431,465
Interest income	3,466	3,387	2,891	2,534	2,375
Interest expense	(200,328)	(248,792)	(270,553)	(199,450)	(219,556)
Other income (expense)	(2,208)	5,253	119	3,170	(11,964)
Loss on debt extinguishment	(5,204)	(108,501)	(156,990)	(51,183)	—

Income from continuing operations before income taxes	188,622	112,279	84,733	136,511	202,320
Income tax expense	(58,564)	(16,156)	(345,459)	(42,134)	(25,277)

Net income (loss) from continuing operations	130,058	96,123	(260,726)	94,377	177,043
Net income from discontinued operations, net of tax	13,086	—	—	—	—

Net income (loss)	143,144	96,123	(260,726)	94,377	177,043

Net (income) loss attributable to redeemable non-controlling interests	(3,116)	(1,438)	1,179	1,179	—

Net income (loss) attributable to Equinix	$140,028	$94,685	$(259,547)	$95,556	$177,043

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2012	2013	2014	2014	2015

Other financial data:
Net cash provided by operating activities	$632,026	$604,608	$689,420	$487,123	$659,675
Net cash provided by (used in) investing activities	(442,873)	(1,169,313)	(435,839)	184,072	(605,931)
Net cash provided by (used in) financing activities	(222,721)	574,907	107,401	(572,449)	(319,768)
Adjusted EBITDA(1)	887,857	1,000,898	1,113,891	819,526	938,482
Pro forma adjusted EBITDA(2)(3)			1,296,878		1,071,104

(in thousands)	As of September 30, 2015

Balance sheet data:
Cash, cash equivalents and short-term and long-term investments	$339,546
Accounts receivable, net	293,125
Property, plant and equipment, net	5,218,595
Total assets	7,705,666
Current portion of capital lease and other financing obligations	26,775
Current portion of mortgage and loans payable	55,024
Current portion of convertible debt	151,535
Capital lease and other financing obligations, excluding current portion	1,198,581
Mortgage and loans payable, excluding current portion	484,049
Senior notes	2,720,448
Total debt	3,411,056
Total liabilities	6,217,013
Total stockholders’ equity	1,488,653

Selected financial data and annualized credit statistics(4):

(in thousands)	Nine months ended September 30, 2015
Pro forma annualized adjusted EBITDA(2)(3)(5)	$1,428,139

As of September 30, 2015
Pro forma senior debt to pro forma annualized adjusted EBITDA ratio(2)(3)(5)(6)	4.5x
Pro forma total debt to pro forma annualized adjusted EBITDA ratio(2)(3)(5)(7)	4.6x
Pro forma net debt to pro forma annualized adjusted EBITDA ratio(2)(3)(5)(8)	4.0x

(1)	For a discussion of our primary non-GAAP metric, adjusted EBITDA, and a reconciliation to income from continuing operations, see our non-GAAP financial measures discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement and the accompany prospectus from our Annual Report on Form 10-K for the year ended December 31, 2014 and from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.
(2)

References to “pro forma financial information” refer to the financial information for the applicable period that gives effect to the Telecity Acquisition and the exclusion of the Disposal Group, based upon the historical financial information of Equinix and TelecityGroup after giving effect to the pro forma adjustments as set forth in “Unaudited pro forma condensed combined financial information” and the accompanying notes. “Pro forma financial information” does not give effect to the consummation of the Bit-isle Acquisition for ¥ 33.3 billion in cash (or approximately $277.2 million at September 30, 2015 exchange rates) and the expected borrowing by our wholly owned Japanese subsidiary of an aggregate of ¥42.3 billion (or $346.9 million at September 30, 2015 exchange rates) under the Bit-isle Bridge Loan Commitment in the fourth quarter of 2015 to finance the cost of that acquisition, repayment of certain Bit-isle Inc. indebtedness and related costs. See “Risk Factors –The pro forma financial information in this prospectus supplement is presented for illustrative purposes only, does not give effect to the Bit-isle Acquisition (including expected borrowings in connection therewith) and may not be an indication of our financial condition or results of operations following the Telecity Acquisition.”

(3)	Pro forma adjusted EBITDA gives effect to the adjustments and assumptions described in the section “Unaudited pro forma condensed combined financial information” of this prospectus supplement. Pro forma adjusted EBITDA does not give effect to the consummation of the Bit-isle Acquisition for ¥33.3 billion in cash (or $277.2 million at September 30, 2015 exchange rates) and the expected borrowing by our wholly-owned Japanese subsidiary of an aggregate of ¥42.3 billion (or $346.9 million at September 30 exchange rates) in the fourth quarter of 2015 in connection therewith. A reconciliation of pro forma adjusted EBITDA to the most comparable GAAP financial measure is presented below (in thousands):

	Year ended December 31, 2014	Nine months ended September 30, 2015
Pro forma income from operations	$540,091	$477,596
Depreciation, amortization, and accretion expense	606,369	469,257
Stock-based compensation expense	123,073	101,691
Restructuring charges (reversal)	5,129	(1,641)
Impairment charges	19,710	—
Acquisition costs	2,506	24,201

Pro forma adjusted EBITDA	$1,296,878	$1,071,104

(4)	The following ratios are calculated in a manner consistent with our financial statements, which may not be consistent with the manner in which such ratios would be calculated under the supplemental indenture governing the notes.

(5)	Pro forma annualized adjusted EBITDA for the period ended September 30, 2015 is calculated by dividing our pro forma adjusted EBITDA for the nine months ended September 30, 2015 by nine and then multiplying by twelve. See footnote (2) above. A number of factors, such as changes in our results of operations, seasonal fluctuations (including fluctuations in the cost of electricity and other utilities), fluctuations in exchange rates and other factors may cause adjusted EBITDA generated in a particular nine-month period to not be comparable to adjusted EBITDA generated in a twelve-month period. As a result, our pro forma annualized adjusted EBITDA for the nine months ended September 30, 2015 is not necessarily indicative of the adjusted EBITDA that was generated by Equinix and TelecityGroup on a pro forma basis for that period or that we will earn following the Telecity Acquisition. Our pro forma annualized adjusted EBITDA may be different from our actual results for such twelve month period and such differences could be material. Pro forma annualized adjusted EBITDA is included herein solely for illustrative purposes because a calculation of pro forma adjusted EBITDA for the twelve months ended September 30, 2015 is not available. Pro forma annualized adjusted EBITDA is not necessarily indicative of our ability to meet our obligations, including repayment of the notes.

(6)	Pro forma senior debt to pro forma annualized adjusted EBITDA ratio is presented as pro forma senior debt (which is pro forma total debt less pro forma convertible debt) divided by pro forma annualized adjusted EBITDA for the nine months ended September 30, 2015.

(7)	Pro forma total debt to pro forma annualized adjusted EBITDA ratio is presented as pro forma total debt, gross of discounts, divided by pro forma annualized adjusted EBITDA for the nine months ended September 30, 2015.

(8)	Pro forma net debt to pro forma annualized adjusted EBITDA ratio is presented as pro forma total debt, gross of discounts, less pro forma cash, cash equivalents and short-term and long-term investments divided by pro forma annualized adjusted EBITDA for the nine months ended September 30, 2015.

Risk factors

An investment in the notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In connection with the Telecity Acquisition, we have agreed to divest certain data centers owned by TelecityGroup and one data center owned by Equinix.

On November 13, 2015, we announced that we obtained clearance from the European Commission for the Telecity Acquisition. In connection with obtaining the approval of the European Commission for the Telecity Acquisition, we and TelecityGroup agreed to divest certain data centers owned by TelecityGroup and one data center owned by Equinix. These assets contributed approximately 4% of revenues for the nine months ended September 30, 2015 of the pro forma combined company. There is no agreement with any buyer or buyers to acquire all or any portion of these data centers and any such agreement will be subject to the approval of the European Commission. There can be no assurance as to the amount of proceeds that we will receive in connection with the required sale of the data centers. In addition, there is a regulatory time period (which can be extended with the agreement of the European Commission) within which we are required to complete these sales. Due in part to the time period in which we must complete the sales, we may not receive the value we would have received if we could choose not to sell them or had more control over the timing of their sale.

Risks relating to the notes

References to “Equinix,” the “Company,” “we,” “our” and “us” and similar terms in this section “Risk factors—Risks relating to the notes” mean Equinix, Inc. and not any of its subsidiaries.

Our subsidiaries will not guarantee the notes. We depend in large part on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.

Our subsidiaries will not guarantee the notes. Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or to provide us with funds for our payment obligations. Substantially all of our operations are conducted through our subsidiaries and we derive substantially all our revenues from our subsidiaries, and substantially all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our indebtedness, including the notes, depends in large part on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. Payments to us by our subsidiaries also will be contingent upon their earnings and their business considerations. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. Because we depend in large part on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes. Our subsidiaries held approximately 86% of our consolidated assets as of September 30, 2015.

The notes will be unsecured and effectively subordinated to any of our existing or future secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries.

The notes will be our general unsecured senior obligations, ranking equal in right of payment with our existing and any future unsubordinated indebtedness. However, because they are unsecured, the notes will be effectively junior to any of our existing or future secured indebtedness to the extent of the value of the assets securing such debt. As of September 30, 2015, we had approximately $4.7 billion of consolidated indebtedness. As of September 30, 2015, after giving pro forma effect to the sale of the notes, the entry into the Proposed Term Loan, the expected borrowing by our wholly-owned Japanese subsidiary of an aggregate of $346.9 million under the Bit-isle Bridge Loan Commitment in the fourth quarter of 2015 and the expected assumption of approximately $221.9 million of capital lease and other financing obligations of TelecityGroup in connection with the Telecity Acquisition, we would have had total consolidated indebtedness of approximately $6.9 billion, approximately $1.2 billion of which would have represented secured indebtedness, which excludes approximately $1.4 billion of capital lease obligations.

In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries, which may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distribution to us. As of September 30, 2015, after giving effect to the sale of the notes, the entry into the Proposed Term Loan, the expected borrowing by our wholly-owned Japanese subsidiary of an aggregate of $346.9 million under the Bit-isle Bridge Loan Commitment in the fourth quarter of 2015 and the expected assumption of approximately $221.9 million of capital lease and other financing obligations of TelecityGroup in connection with the Telecity Acquisition, our subsidiaries would have had $1.7 billion of indebtedness which includes $1.3 billion of capital lease and other financing obligations (excluding trade payables and intercompany items and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP), all of which would be structurally senior to the notes.

The supplemental indenture governing the notes will permit us and our subsidiaries to incur significant amounts of additional indebtedness, including secured indebtedness. In the event that we are declared bankrupt, become insolvent or liquidate or reorganize, our assets that serve as collateral under any such secured indebtedness would be made available to satisfy the obligations under the secured indebtedness before those assets may be used to satisfy our obligations with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

Our debt agreements allow us and our subsidiaries to incur significantly more debt, and we expect to incur additional indebtedness in connection with the Bit-isle Acquisition and the Proposed Term Loan, which could exacerbate the other risks described herein, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

The terms of our debt instruments, including the supplemental indenture governing the notes offered hereby and the agreement governing our credit facility, permit us and our subsidiaries to incur additional indebtedness. Additional debt may be necessary for many reasons, including to adequately respond to competition, to comply with regulatory requirements related to our service obligations or for financial reasons alone. Incremental borrowings or borrowings at maturity on terms that impose additional financial risks to our various efforts to improve our operating results and financial condition could exacerbate the other risks described herein, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of September 30, 2015, we had approximately $957.3 million of additional liquidity available to us from our $1.0 billion revolving credit facility, subject to our compliance with the financial covenants and other conditions precedent set forth in the credit agreement relating to such facility. We also had commitments for approximately

$1.3 billion from the Telecity Bridge Loan Commitment entered into to fund the Telecity Acquisition, and approximately $395.8 million from the Bit-isle Bridge Loan Commitment entered into to fund the Bit-isle Acquisition, under which we expect to borrow an aggregate of $346.9 million in the fourth quarter of 2015. We also intend to incur the Proposed Term Loan in a principal amount of up to approximately $700 million of additional indebtedness. See “Prospectus summary—Recent developments—Financing of the Telecity Acquisition.”

Our credit facility and other debt instruments have restrictive covenants that could limit our financial flexibility, and we expect that the Proposed Term Loan will contain similar restrictions.

The supplemental indenture related to the notes offered hereby, the indentures relating to our existing senior notes, and the agreement governing our existing credit facility contain, and we expect the documents that we will govern the Proposed Term Loan will contain, financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our revolving credit facility is subject to compliance with certain financial covenants, including leverage and interest coverage ratios. Our revolving credit facility and term loan facility include other restrictions that, among other things: limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, restricted payments and investments; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. The indentures related to our existing senior notes contain, and the supplemental indenture related to the notes offered hereby will contain, limitations on our ability to effect mergers and change of control events, as well as other limitations, including:

•	limitations on the declaration and payment of dividends or other restricted payments;

•	limitations on incurring additional indebtedness or issuing preferred stock;

•	limitations on the creation of certain liens;

•	limitations on incurring restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

•	limitations on transactions with affiliates; and

•	limitations on the sale of assets.

Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

If we do not complete the Telecity Acquisition on or before November 29, 2016, or if, prior to such date, the Telecity Offer has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers, we must redeem the notes and, as a result, you may not obtain your expected return on the notes.

We intend to use the net proceeds of this offering, together with the proceeds from the Equity Offering and the Proposed Term Loan, for merger and acquisition activities and repayment of indebtedness (including the funding of the cash portion of the Telecity Acquisition purchase price and repayment of existing TelecityGroup indebtedness in connection therewith) and for general corporate purposes. Neither this offering, the Equity Offering nor the Proposed Term Loan is conditioned on the closing of the Telecity Acquisition.

Our ability to consummate the Telecity Acquisition is subject to various conditions, some of which are beyond our control. We are required to redeem all of the notes in the event that we do not complete the Telecity Acquisition on or prior to November 29, 2016, or if, prior to such date, the Telecity Offer has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of notes—Special mandatory redemption.” If we are required to redeem the notes pursuant to the redemption provision, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from the redemption in an investment that results in a comparable return.

Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the redemption provision described in the immediately preceding paragraph if the Telecity Acquisition is completed on or prior to November 29, 2016. Nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the completion of the Telecity Acquisition, we experience any changes in our business or financial condition or if the terms of the Telecity Acquisition change.

We may not be able to redeem the notes upon a Special Mandatory Redemption Event.

Upon the occurrence of a Special Mandatory Redemption Event (as defined in “Description of notes—Special mandatory redemption”), we will be required to redeem each holder’s notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date (as defined in “Description of notes—Special mandatory redemption”).

If a Special Mandatory Redemption Event occurs, we may not have sufficient financial resources available to satisfy our obligations to redeem the notes. In the event we are required to make the Special Mandatory Redemption Payment (as defined in “Description of notes—Special mandatory redemption”), we expect that we would seek third-party financing to the extent we do not have sufficient funds available to meet our redemption obligations. However, there can be no assurance that we would be able to obtain such financing. In addition, there can be no assurance that we would be able to obtain the consents necessary to make the Special Mandatory Redemption Payment from the lenders under agreements governing outstanding Indebtedness that may in the future prohibit the Special Mandatory Redemption Payment. Our failure to redeem the notes as required under the supplemental indenture governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of notes—Special mandatory redemption.” Moreover, if we are required to make a Special Mandatory Redemption Payment, it could cause a default under our existing or future debt, even if the Special Mandatory Redemption Event itself does not result in a default under existing or future debt, due to the financial effect of such redemption on us.

This offering is not conditioned on the consummation of any other financing.

We intend to use the net proceeds of this offering, together with the net proceeds from the Equity Offering and the Proposed Term Loan, for merger and acquisition activities and repayment of indebtedness (including the funding of the cash portion of the Telecity Acquisition purchase price and repayment of existing TelecityGroup indebtedness in connection therewith) and for general corporate purposes as described in “Use of proceeds”. However, the completion of this notes offering is not contingent upon the completion of the Equity Offering or the Proposed Term Loan. While an underwriting agreement for the Equity Offering has been executed, the offer and sale of the common stock in that offering has not yet been consummated and there can be no assurance that it will be consummated. Furthermore, the Proposed Term Loan is at an even earlier stage and there are no lenders committed to providing such financing. Our ability to consummate the Equity Offering and negotiate, execute and fund the Proposed Term Loan will depend on lender demand, the condition of the capital markets, customary closing conditions and other factors, and we cannot assure you that we will be able to close the Equity Offering or that the Proposed Term Loan or other additional financing will be available to us on favorable terms, or at all. If we are unable to obtain permanent financing for the Telecity Acquisition, we may be required to draw under the Telecity Bridge Loan Commitment to fund the cash portion of the purchase price for the Telecity Acquisition. In that event, our financing costs would be substantially higher than anticipated and higher than described under “Unaudited pro forma condensed combined financial information.”

We may not be able to repurchase the notes upon a Change of Control.

Upon the occurrence of a Change of Control (as defined in “Description of notes—Change of Control”), we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of repurchase.

If we experience a Change of Control, we may not have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the supplemental indenture governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of notes—Change of Control.” Moreover, if holders of the notes elect to have their notes repurchased by us (or holders of our other existing and future debt securities, such as our existing senior notes that have a similar right to require us to repurchase their securities upon such a Change of Control, elect to have their debt securities repurchased by us) it could cause a default under our existing or future debt, even if the Change of Control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely affect your investment in the notes.

While the supplemental indenture and the notes offered hereby contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under “Description of notes—Change of Control,” upon the occurrence of a Change of Control, we will be required to make an offer to purchase each holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of repurchase. However, the Change of Control provisions may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may negatively affect the value of your notes unless the transaction is included within the definition of a Change of Control. In addition, significant changes in the composition of our board of directors will not in and of themselves constitute a Change of Control giving holders the right to require us to repurchase their notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes, but that would not constitute a Change of Control under the supplemental indenture, you would not have any rights to require us to repurchase your notes prior to their maturity, which also would adversely affect your investment.

An active trading market for the notes may not develop or be maintained; many factors affect the trading market and value of the notes.

The notes are a new issue of securities with no trading history or established trading market. We cannot assure you that a trading market for the notes will ever develop or, if a trading market develops, that it will be maintained or provide adequate liquidity, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price. We have not applied, and do not intend to apply, for the listing of the notes on any exchange or automated dealer quotation system.

The market valuation of the notes may be exposed to substantial volatility.

A real or perceived economic downturn or higher interest rates could cause a decline in the value of the notes, and to high-yield bonds generally, and thereby negatively impact the market for high-yield bonds, and more specifically, the notes. Because the notes may be thinly traded, it may be more difficult to sell and accurately value the notes. In addition, the entire high-yield bond market can experience sudden and sharp price swings, which can be exacerbated by large or sustained sales by major investors in the notes, a high-profile default by another issuer, or simply a change in the market’s psychology regarding high-yield notes. This risk is exacerbated by general market volatility, which has been characteristic of global financial markets in recent periods, and ongoing macroeconomic uncertainty.

Our credit ratings may not reflect all of the risks of an investment in the notes.

The credit ratings on the notes may not reflect the potential impact of all of the risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of the notes.

If the notes are rated investment grade at any time by any two of Standard & Poor’s, Moody’s and Fitch, most of the restrictive covenants contained in the supplemental indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by any two of Standard & Poor’s, Moody’s and Fitch, equals or exceeds BBB-, Baa3 and BBB-, respectively, or any equivalent replacement ratings, we will not be subject to most of the restrictive covenants and certain events of default contained in the supplemental indenture governing the notes. As a result, you may have less credit protection than you will at the time the notes are issued. In the event that one or both of the ratings later drops below investment grade, we will thereafter again be subject to such restrictive covenants and events of default.

The pro forma financial information in this prospectus supplement is presented for illustrative purposes only, does not give effect to the Bit-isle Acquisition (including expected borrowings in connection therewith) and may not be an indication of our financial condition or results of operations following the Telecity Acquisition.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Telecity Acquisition. The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Equinix and TelecityGroup and certain adjustments and assumptions have been made regarding Equinix after giving effect to the Telecity Acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Before the acquisition is completed, there are limitations regarding what we can learn about TelecityGroup. The final allocation of the purchase price will be determined after the completion of the acquisition, and could differ materially from the pro forma condensed combined financial statements incorporated by reference. Moreover, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by us in connection with the Telecity Acquisition. For example, the impact of any incremental costs incurred in integrating Equinix and TelecityGroup is not reflected in the unaudited pro forma condensed combined financial information. As a result, our actual financial condition and results of operations following the Telecity Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. Additionally, the purchase price used in preparing the pro forma financial information is based on the closing market price of our common stock, as well as the exchange rate between the U.S. dollar and the British pound, as of September 30, 2015, which may be materially different from the closing price of our common stock and the exchange rate between the U.S. dollar and the British pound on the completion date of the Telecity Acquisition. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Telecity Acquisition. Furthermore, the unaudited pro forma condensed combined balance sheet as of September 30, 2015 included in this prospectus supplement reflects the Disposal Group as held for sale. However, there can be no assurance as to the timing or amount of proceeds to be received in connection with the sale of all or any part of the Disposal Group. The trading price of the notes may be adversely affected if our actual results fall short of the historical results reflected in the unaudited pro forma condensed combined financial information incorporated by reference in this prospectus supplement. Moreover, the unaudited pro forma condensed combined financial information does not give effect to the Bit-isle Acquisition or the expected borrowings in connection therewith, as described under “Prospectus summary—Recent developments—Acquisition of Bit-isle Inc.”

Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $984.9 million.

We intend to use the net proceeds from this offering, together with the net proceeds of the Equity Offering and the Proposed Term Loan and cash on hand, for merger and acquisition activities and repayment of indebtedness (including the funding of the cash portion of the Telecity Acquisition purchase price and repayment of existing TelecityGroup indebtedness in connection therewith) and for general corporate purposes. In connection with this offering and the Equity Offering and the Proposed Term Loan, we intend to terminate the Telecity Bridge Loan Commitment. In order to satisfy requirements under the U.K. City Code on Takeovers and Mergers, prior to terminating the Telecity Bridge Loan Commitment, we intend to place approximately £875.0 million, or approximately $1.3 billion, in a restricted cash account in the U.K. pending the completion of the Telecity Acquisition.

The completion of this offering is not contingent upon the completion of the Equity Offering, the Proposed Term Loan or the Telecity Acquisition. However, if for any reason the Telecity Acquisition is not completed on or prior to November 29, 2016, or if, prior to such date, the Telecity Offer has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers, then we will be required to redeem the notes as described under “Description of notes—Special mandatory redemption.”

The following table outlines the sources and uses of funds for the cash consideration payable in connection with the Telecity Acquisition. The table assumes that the Telecity Acquisition and the financing transactions are completed simultaneously, but this offering and the Equity Offering are expected to occur before the completion of the Proposed Term Loan and the Telecity Acquisition. Amounts in the table are in millions of dollars and are estimated. Actual amounts may vary from the estimated amounts.

Sources of funds		Uses of funds
Cash(1)	$490.4	Total cash consideration payable in Telecity Acquisition(5)	$1,786.2
Equity Offering(2)	$750.0	Transaction fees and expenses(6)	$179.7
Notes offered hereby(3)	$1,000.0	Refinance existing TelecityGroup indebtedness(7)	$508.7
Proposed Term Loan(4)	$700.0	General corporate purposes	$465.8
Total	$2,940.4	Total	$2,940.4

(1)	Reflects restricted cash of Equinix placed into a restricted cash account in connection with the Telecity Acquisition.

(2)	Before discounts, commissions and expenses and assumes no exercise of the underwriters’ option to purchase additional shares. The Equity Offering is expected to close on November 24, 2015.

(3)	Before discounts, commissions and expenses.

(4)	No lenders have committed to fund any portion of the Proposed Term Loan.

(5)	Assuming an exchange rate of 1.5189 as of September 30, 2015. Does not include an estimated 6,905,645 shares of our common stock to be issued to shareholders of TelecityGroup.

(6)	Includes estimated transaction costs in connection with the Telecity Acquisition, this offering, the Equity Offering and the Proposed Term Loan. Assumes an exchange rate of 1.5355, the average exchange rate for the nine months ended September 30, 2015.

(7)	Includes repayment of TelecityGroup’s existing debt, accrued interest, and settlement of associated interest rate swap derivative liabilities. Assumes an exchange rate of 1.5189 as of September 30, 2015.

Certain of the underwriters are acting as underwriters for the Equity Offering and have acted as underwriters for our existing senior notes. Certain affiliates of the underwriters act as lenders and/or agents under our existing credit facilities and/or are expected to act as lenders and/or agents under the Proposed Term Loan. Affiliates of the underwriters have made commitments to us with respect to a Telecity Bridge Loan Commitment to finance a portion of the Telecity Acquisition under certain circumstances in the event this offering, the Equity Offering and the Proposed Term Loan are not consummated, for which the underwriters and/or their affiliates will be paid customary fees. See “Prospectus summary—Recent developments—Acquisition of Telecity Group plc.” Certain of the underwriters or their affiliates may hold equity in TelecityGroup and/or positions in the existing TelecityGroup indebtedness to be refinanced and may be repaid with a portion of the net proceeds of this offering.

Ratio of earnings to fixed charges and preferred stock dividends

The following table sets forth our consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends:

	Years ended December 31,					Nine months ended September 30,
	2010	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	1.2x	1.5x	1.6x	1.4x	1.2x	1.8x

Ratio of earnings to combined fixed charges and preferred stock dividends(1)	1.2x	1.5x	1.6x	1.4x	1.2x	1.8x

(1)	We had no preferred securities outstanding for the periods presented; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

In calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) from continuing operations before income tax expense and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest, and amortization of capitalized interest. The portion of rent expense that was attributed to interest represents a reasonable approximation of the interest factor.

Capitalization

The following table sets forth our cash, cash equivalents and short-term and long-term investments and current portion of our indebtedness and our capitalization as of September 30, 2015:

•	on an actual basis;

•

on an as adjusted basis to give effect to this offering (but not the application of the net proceeds therefrom), after deducting underwriting discounts and commissions and estimated offering expenses; and

•

on a pro forma as adjusted basis to give further effect to: (1) the Equity Offering, after deducting underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock); (2) the Proposed Term Loan and the payment of related fees and expenses; (3) the Telecity Acquisition and the payment of related fees and expenses; and (4) the refinancing of existing TelecityGroup indebtedness. See “Use of proceeds.”

You should read this table in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and from our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and the accompanying prospectus and with “Unaudited pro forma condensed combined financial information” included in this prospectus supplement.

	As of September 30, 2015
(dollars in thousands, assuming September 30, 2015 exchange rates)	Actual	As adjusted	Pro forma as adjusted
Cash, cash equivalents and short-term and long-term investments	$339,546	$1,324,416	$839,927

Restricted cash	$503,889	$503,889	$13,510

Current portion of capital lease and other financing obligations	$26,775	$26,775	$35,020

Current portion of mortgage and loans payable	$55,024	$55,024	$55,024

Current portion of convertible debt	$151,535	$151,535	151,535

Long-term debt, net of current portion:
Capital lease and other financing obligations	$1,198,581	$1,198,581	$1,412,268
Mortgage and loans payable	484,049	484,049	484,049
4.875% senior notes due 2020	495,715	495,715	495,715
5.375% senior notes due 2023	989,868	989,868	989,868
5.375% senior notes due 2022	741,066	741,066	741,066
5.750% senior notes due 2025	493,799	493,799	493,799
% senior notes due 2026 offered hereby	—	984,870	984,870
Proposed Term Loan	—	—	689,567

Total long-term debt	4,403,078	5,387,948	6,291,202

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 100,000,000 shares authorized, actual, as adjusted and pro forma as adjusted; no shares issued and outstanding, actual, as adjusted and pro forma as adjusted	—	—	—
Common stock, $0.001 par value per share; 300,000,000 shares authorized, actual, as adjusted and pro forma as adjusted; 57,285,666, 57,285,666 and 66,795,478 shares issued and outstanding, actual, as adjusted and pro forma as adjusted	57	57	67
Additional paid-in capital	3,467,143	3,467,143	6,096,536
Treasury stock	(9,913)	(9,913)	(9,913)
Accumulated dividends	(1,361,675)	(1,361,675)	(1,361,675)
Accumulated other comprehensive loss	(488,012)	(488,012)	(488,012)
Accumulated deficit	(118,947)	(118,947)	(118,947)

Total stockholders’ equity	1,488,653	1,488,653	4,118,056

Total capitalization	$5,891,731	$6,876,601	$10,409,258

Debt is presented net of issuance costs and unamortized discounts.

The table above does not give effect to the consummation of the Bit-isle Acquisition for ¥33.3 billion in cash (or approximately $277.2 million at September 30, 2015 exchange rates) and the expected borrowing by our wholly-owned Japanese subsidiary of an aggregate of approximately ¥42.3 billion (or $346.9 million at September 30, 2015 exchange rates) under the Bit-isle Bridge Loan Commitment in the fourth quarter of 2015 to finance the cost of that acquisition, repayment of certain Bit-isle Inc. indebtedness and related costs. Our obligations in respect of that indebtedness are fully and unconditionally guaranteed by Equinix. See “Prospectus summary—Recent developments—Acquisition of Bit-isle Inc.”

The table above does not give effect to the planned divesture of the Disposal Group. There is no agreement with any buyer or buyers to acquire all or any portion of these data centers and any such agreement will be subject to the approval of the European Commission.

Unaudited pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial statements of Equinix, Inc. (“Equinix” or the “Company”) are presented to illustrate the estimated effects of (i) the pending acquisition of Telecity Group plc (“TelecityGroup”) (the “Telecity Acquisition”); (ii) the incurrence of $1,700,000,000 aggregate principal amount of additional indebtedness, consisting of a term loan facility in the aggregate principal amount of $700,000,000 and one or more series of unsecured senior notes in the aggregate principal amount of $1,000,000,000; and (iii) the issuance of $750,000,000 of the Company’s shares in a public offering (clauses (ii) and (iii) referred to as the “Financings”). The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and are expected to have a continuing impact on our consolidated results. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014, and for the nine months ended September 30, 2015, combine the historical consolidated statements of operations of the Company and TelecityGroup, giving effect to the Telecity Acquisition and Financings as if they had been completed on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015, combines the historical consolidated balance sheets of Equinix and TelecityGroup, giving effect to the Telecity Acquisition and Financings as if they had occurred on September 30, 2015. The historical consolidated financial information for TelecityGroup has been adjusted to comply with generally accepted accounting principles in the United States (“U.S. GAAP”). Certain statements of operations and certain balance sheet reclassifications have also been reflected in order to conform TelecityGroup’s statements of operations and balance sheet to the Company’s statements of operations and balance sheet. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•

Equinix’s Current Report on Form 8-K filed on May 29, 2015, including exhibits thereto, which describes the proposed acquisition of TelecityGroup, which is incorporated by reference in this prospectus supplement;

•

Audited consolidated financial statements of Equinix as of and for the year ended December 31, 2014, which are included in Equinix’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement;

•

The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Equinix’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement;

•

Unaudited consolidated financial statements of Equinix as of and for the nine months ended September 30, 2015, which are included in Equinix’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated by reference in this prospectus supplement;

•

The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Equinix’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, which is incorporated by reference in this prospectus supplement;

•

Audited consolidated financial statements of TelecityGroup as of and for the year ended December 31, 2014, which are filed as Exhibit 99.1 to our Current Report on Form 8-K/A filed on November 16, 2015, which is incorporated by reference in this prospectus supplement; and

•

Unaudited consolidated financial statements of TelecityGroup as of and for the six months ended June 30, 2015, which are filed as Exhibit 99.1 to our Current Report on Form 8-K/A filed on November 16, 2015, which is incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed combined financial statements have been prepared by Equinix, as the acquirer, using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Before the Telecity Acquisition is completed, there are limitations regarding what Equinix can learn about TelecityGroup. The assets and liabilities of TelecityGroup have been measured based on various preliminary estimates using assumptions that Equinix believes are reasonable based on information that is currently available. The preliminary purchase price allocation for TelecityGroup is subject to revision as a more detailed analysis is completed and additional information on the fair value of TelecityGroup’s assets and liabilities becomes available. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined after the completion of the Telecity Acquisition, and could differ materially from the unaudited pro forma condensed combined financial statements presented here. Any change in the fair value of the net assets of TelecityGroup will change the amount of the purchase price allocable to goodwill. Additionally, changes in TelecityGroup’s working capital, including the results of operations from September 30, 2015 through the date the Telecity Acquisition is completed, will change the amount of goodwill recorded. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma condensed combined financial statements make certain assumptions regarding the amount and terms, including assumed pricing of common stock and interest rates for debt, of the financing to be put into place in connection with the Telecity Acquisition. None of such financing has been put into place or obtained as of the date hereof, and therefore the actual amounts and terms of such financings may differ from that reflected herein.

The unaudited pro forma condensed combined financial information has been presented for information purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Equinix and TelecityGroup would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Telecity Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Telecity Acquisition and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. No historical transactions between Equinix and TelecityGroup during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(In thousands)

	Historical		Pro Forma
	Equinix	TelecityGroup	Pro Forma Adjustments		Combined
		(Note 2)	(Note 6)

ASSETS

Current assets:
Cash and cash equivalents	$335,469	$34,514	$465,867	(a)	$835,850
Accounts receivable, net	293,125	41,203	(11,775	)(b)	322,553
Current portion of restricted cash	493,425	—	(490,379	)(c)	3,046
Other current assets	120,004	25,074	(15,889	)(d)	129,189
Assets held for sale	—	—	982,021	(e)	982,021

Total current assets	1,242,023	100,791	929,845		2,272,659
Long-term investments	4,077	—	—		4,077
Property, plant and equipment, net	5,218,595	1,257,429	(133,101	)(f)	6,342,923
Goodwill	983,530	163,880	2,047,638	(g)	3,195,048
Intangible assets, net	123,454	59,760	566,559	(h)	749,773
Restricted cash, less current portion	10,464	—	—		10,464
Other assets	123,523	28,792	(7,533	)(i)	144,782

Total assets	$7,705,666	$1,610,652	$3,403,408		$12,719,726

LIABILITIES AND STOCKHOLDERS’EQUITY

Current liabilities:
Accounts payable and accrued expenses	$340,366	$98,229	$(10,568	)(j)	$428,027
Accrued property, plant and equipment	131,607	18,370	(4,163	)(k)	145,814
Current portion of capital lease and other financing obligations	26,775	9,082	(837	)(l)	35,020
Current portion of mortgage and loans payable	55,024	—	—		55,024
Current portion of convertible debt	151,535	—	—		151,535
Dividends payable	640,063	—	—		640,063
Other current liabilities	118,744	94,638	(43,355	)(m)	170,027
Liabilities held for sale	—	—	119,869	(n)	119,869

Total current liabilities	1,464,114	220,319	60,946		1,745,379
Capital lease and other financing obligations, less current portion	1,198,581	246,637	(32,950	)(o)	1,412,268
Mortgage and loans payable, less current portion	484,049	497,916	191,651	(p)	1,173,616
Senior notes	2,720,448	—	984,870	(q)	3,705,318
Other liabilities	349,821	106,577	108,692	(r)	565,090

Total liabilities	6,217,013	1,071,449	1,313,209		8,601,671

Stockholders’ equity:
Total stockholders’ equity	1,488,653	539,203	2,090,199	(s)	4,118,055

Total liabilities and stockholders’ equity	$7,705,666	$1,610,652	$3,403,408		$12,719,726

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands, except for per share data)

	Historical		Pro Forma
	Equinix	TelecityGroup	Pro Forma Adjustments		Combined
		(Note 3)	(Note 6)
Revenues	$2,443,776	$574,642	$(160,580	)(t)	$2,857,838
Costs and operating expenses:
Cost of revenues	1,197,885	313,861	(81,127	)(u)	1,430,619
Sales and marketing	296,103	30,817	38,367	(v)	365,287
General and administrative	438,016	46,662	9,818	(w)	494,496
Acquisition costs	2,506	—	—		2,506
Restructuring charges	—	5,129	—		5,129
Impairment charges	—	19,710	—		19,710

Total costs and operating expenses	1,934,510	416,179	(32,942)		2,317,747

Income (loss) from operations	509,266	158,463	(127,638)		540,091
Interest income	2,891	142	—		3,033
Interest expense	(270,553)	(31,258)	(74,796	)(y)	(376,607)
Other income (expense)	119	(194)	—		(75)
Loss on debt extinguishment	(156,990)	—	—		(156,990)
Income tax (expense) benefit	(345,459)	(35,443)	58,417	(aa)	(322,485)

Net income (loss)	(260,726)	91,710	(144,017)		(313,033)
Net loss attributable to redeemable non-controlling interests	1,179	—	—		1,179

Net income (loss) attributable to Equinix	$(259,547)	$91,710	$(144,017)		$(311,854)

Earnings per share (“EPS”) attributable to Equinix:
Basic EPS	$(4.96)				$(5.05)

Weighted-average shares-basic	52,359		9,450	(bb)	61,809

Diluted EPS	$(4.96)				$(5.05)

Weighted-average shares-diluted	52,359		9,450	(bb)	61,809

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(In thousands, except for per share data)

	Historical		Pro Forma
	Equinix	TelecityGroup	Pro Forma Adjustments		Combined
		(Note 3)	(Note 6)
Revenues	$1,995,405	$398,257	$(104,288	)(t)	$2,289,374
Costs and operating expenses:
Cost of revenues	939,538	220,853	(57,474	)(u)	1,102,917
Sales and marketing	243,573	23,630	26,902	(v)	294,105
General and administrative	356,455	28,841	6,900	(w)	392,196
Acquisition costs	24,374	52,588	(52,761	)(x)	24,201
Restructuring reversal	—	(1,641)	—		(1,641)

Total costs and operating expenses	1,563,940	324,271	(76,433)		1,811,778

Income (loss) from operations	431,465	73,986	(27,855)		477,596
Interest income	2,375	94	—		2,469
Interest expense	(219,556)	(21,591)	(52,117	)(y)	(293,264)
Other income (expense)	(11,964)	(2,956)	11,636	(z)	(3,284)
Loss on debt extinguishment	—	(3,128)	—		(3,128)
Income tax expense (benefit)	(25,277)	(21,979)	14,557	(aa)	(32,699)

Net income (loss)	$177,043	$24,426	$(53,779)		$147,690

Earnings per share (“EPS”)
Basic EPS	$3.11				$2.23

Weighted-average shares-basic	56,894		9,450	(bb)	66,344

Diluted EPS	$3.08				$2.21

Weighted-average shares-diluted	57,521		9,450	(bb)	66,971

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the transaction and basis of pro forma presentation

In May 2015, the Company announced an offer to purchase all of the issued and to be issued share capital of TelecityGroup (the “TelecityGroup Acquisition”). Under the original terms of the TelecityGroup Acquisition, TelecityGroup shareholders will receive 572.5 British pence in cash for each TelecityGroup share and 0.0327 new shares of Equinix common stock. At the time of the acquisition, the TelecityGroup Acquisition valued each TelecityGroup share at approximately 1,145.0 pence per TelecityGroup share. In September 2015, the Company’s Board of Directors declared a special distribution to its common stockholders in the form of common stock and cash. As a result of the special distribution, the common stock conversion ratio was adjusted from 0.0327 to 0.0336 new shares of Equinix common stock. The TelecityGroup Acquisition is equal to a total value of approximately £2,515,998,000 or approximately $3,821,549,000 for TelecityGroup’s entire issued and to be issued capital based on the share price of $294.74 per Equinix share on November 12, 2015 and an exchange rate of 1.5189 as of September 30, 2015. Based on these assumptions, $1,786,179,000 will be paid in cash to TelecityGroup shareholders and 6,905,645 new shares will be issued to TelecityGroup shareholders on the acquisition date.

TelecityGroup operates data centers in Bulgaria, Finland, France, Germany, Ireland, Italy, the Netherlands, Poland, Sweden, Turkey and the United Kingdom. The Company anticipates completing the TelecityGroup Acquisition in early 2016, subject to satisfaction of closing conditions.

The unaudited pro forma condensed combined balance sheet as of September 30, 2015, was prepared by combining the historical unaudited condensed consolidated balance sheet data as of September 30, 2015 for Equinix and TelecityGroup, as adjusted to comply with U.S. GAAP, as if the TelecityGroup Acquisition and the Financings (see Note 5) had been consummated on that date. In addition to certain U.S. GAAP adjustments, certain balance sheet reclassifications have also been reflected in order to conform TelecityGroup’s balance sheet to the Company’s balance sheet presentation. Refer to Note 2 for a discussion of these U.S. GAAP and reclassification adjustments.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and for the nine months ended September 30, 2015 combines the results of operations of Equinix and TelecityGroup, as adjusted to comply with U.S. GAAP, as if the TelecityGroup Acquisition and the Financings (see Note 5) had been consummated on January 1, 2014. In addition to certain U.S. GAAP adjustments, certain statements of operations reclassifications have also been reflected in order to conform to the Company’s statements of operations presentation. Refer to Note 3 for a discussion of these U.S. GAAP and reclassification adjustments.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). Fair value is defined in ASC 820 as the “price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that does not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 820 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date. As of the date of this filing, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

In order to obtain the approval of the European Commission for the acquisition of TelecityGroup, the Company and TelecityGroup have agreed to divest certain data centers (the “Disposal Group”). There is no agreement to date with any buyer or buyers and any such agreement will be subject to the approval of the European Commission. The unaudited pro forma condensed combined financial statements reflect the Disposal Group as held for sale in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2015 and the results of operations related to revenue, costs of revenues and selling, marketing and administrative costs from the Disposal Group are removed from the accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015. There can be no assurance as to the timing or amount of proceeds to be received in connection with the sale of all or any part of the Disposal Group. No gain or loss on the disposition of Disposal Group assets and liabilities has been recognized in the pro forma financial statements.

2. TelecityGroup Balance Sheet

TelecityGroup’s condensed combined consolidated financial statements were prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board (“IASB”) and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations, collectively “IFRS”, which differ in certain material respects from U.S. GAAP. TelecityGroup also classified certain amounts differently than Equinix in its condensed consolidated balance sheet. The following schedule summarizes the necessary material adjustments to conform TelecityGroup’s condensed consolidated balance sheet as of September 30, 2015 to U.S. GAAP and to reclassify certain amounts to conform to Equinix’s basis of presentation (in thousands):

	Local Currency—GBP						USD
	IFRS TelecityGroup	Reclassification Adjustments		U.S. GAAP Adjustments		U.S. GAAP TelecityGroup	U.S. GAAP TelecityGroup

ASSETS

Current assets:
Cash and cash equivalents	£22,723	£—		£—		£22,723	$34,514
Accounts receivable, net	43,635	(16,508	)(i)(a)	—		27,127	41,203
Other current assets	—	16,508	(i)(a)	—		16,508	25,074

Total current assets	66,358	—		—		66,358	100,791
Property, plant and equipment, net	720,042	—		107,813	(ii)	827,855	1,257,429
Goodwill	—	107,894	(i)(b)	—		107,894	163,880
Intangible assets, net	147,238	(107,894	)(i)(b)	—		39,344	59,760
Deferred income taxes	484	(484	)(i)(c)	—		—	—
Trade and other receivables	376	(376	)(i)(c)	—		—	—
Other assets	—	860	(i)(c)	18,096	(iii)	18,956	28,792

Total assets	£934,498	£—		£125,909		£1,060,407	$1,610,652

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	£76,765	£(12,094	)(i)(d)	£—		£64,671	$98,229
Accrued property, plant and equipment	—	12,094	(i)(d)	—		12,094	18,370
Current portion of capital lease and other financing obligations	5,137	—		842	(iv)	5,979	9,082
Deferred income	44,402	(44,402	)(i)(e)	—		—	—
Current income taxes payable	11,439	(11,439	)(i)(e)	—		—	—
Derivative financial instruments	2,264	(2,264	)(i)(e)	—		—	—
Other current liabilities	463	58,105	(i)(e)	3,739	(v)	62,307	94,638

Total current liabilities	140,470	—		4,581		145,051	220,319
Capital lease and other financing obligations, less current portion	—	9,475	(i)(f)	152,904	(vi)	162,379	246,637
Mortgage and loans payable, less current portion	337,289	(9,475	)(i)(f)	—		327,814	497,916
Deferred income	18,307	(18,307	)(i)(g)	—		—	—
Derivative financial instruments	285	(285	)(i)(g)	—		—	—
Deferred income taxes	32,799	(32,799	)(i)(g)	—		—	—
Other liabilities	—	51,391	(i)(g)	18,776	(vii)	70,167	106,577

Total liabilities	529,150	—		176,261		705,411	1,071,449

Stockholders’ equity:
Total stockholders’ equity	405,348	—		(50,352	)(viii)	354,996	539,203

Total liabilities and stockholders’ equity	£934,498	£—		£125,909		£1,060,407	$1,610,652

TelecityGroup’s balance sheet has been translated into U.S. dollars at the September 30, 2015 exchange rate of GBP 1.00=USD 1.5189.

The adjustments presented above to TelecityGroup’s balance sheet are as follows:

(i)	Reflects certain reclassifications to conform to the Company’s financial statement presentation.

(a)	Other receivables and prepaid expenses of £16,508,000 were reclassified to other current assets to conform to the Company’s financial statement presentation.

(b)	Goodwill of £107,894,000 was reclassified from intangible assets to goodwill to conform to the Company’s financial statement presentation.

(c)	Deferred income taxes of £484,000 and trade and other receivables of £376,000 were reclassified to other assets to conform to the Company’s financial statement presentation.

(d)	Accrued property, plant and equipment of £12,094,000 was reclassified from trade and other payables to accrued property, plant and equipment to conform to the Company’s financial statement presentation.

(e)	Deferred income of £44,402,000, current income tax liabilities of £11,439,000 and derivative financial instruments of £2,264,000 were reclassified to other current liabilities to conform to the Company’s financial statement presentation.

(f)	Capital lease obligations of £9,475,000 were reclassified from mortgages and loans payable to capital lease and other financing obligations to conform to the Company’s financial statement presentation.

(g)	Deferred income of £18,307,000, derivative financial instruments of £285,000 and deferred income taxes of £32,799,000 were reclassified to other liabilities to conform to the Company’s financial statement presentation.

(ii)	Reflects the following U.S. GAAP adjustments in property, plant and equipment, net (in thousands):

Asset retirement cost adjustments	£14,111	(a)
Lease accounting adjustments	102,014	(b)
Construction in progress adjustments	10,806	(c)
Capitalized rent adjustment	(19,118	)(d)

Total property, plant and equipment adjustments	£107,813

(a)	Reflects asset retirement cost of £14,111,000 to conform to U.S. GAAP and the Company’s accounting policy.

(b)	Reflects the adjustment to account for certain build-to-suit and capital leases. Build-to-suit leases are treated as financing transactions under U.S. GAAP, as a result of the involvement of TelecityGroup during the construction of such real estate assets. TelecityGroup had significant continuing involvement in relation to such buildings upon completion of their construction activities and, accordingly, these leased buildings failed the sale and leaseback test. Under U.S. GAAP these leases are treated as financing of owned assets. Under IFRS, these leases were treated as operating leases. This results in the recognition of the real estate assets at their net book value amounting to £102,014,000 with a corresponding short-term finance liability of £842,000, long-term finance liability of £142,098,000, a decrease in short-term deferred rent incentive of £239,000, a decrease in long-term deferred rent incentive of £5,963,000 and a corresponding equity adjustment of £34,724,000 under U.S. GAAP, which represents the net impact of additional depreciation and interest expense relating to the build-to-suit leases and a reversal of deferred rent incentive and rent expenses.

(c)	Reflects an adjustment of £10,806,000 relating to certain build-to-suit lease assets that are under construction.

(d)	Reflects an adjustment of £19,118,000 of rent that was capitalized during the construction period under IFRS, net of subsequent depreciation, which is expensed under U.S. GAAP.

(iii)	Reflects the income tax impact of £18,096,000 related to IFRS to U.S. GAAP adjustments as well as U.S. GAAP adjustments to deferred tax balances.

(iv)	Reflects the short-term financing obligations of £842,000 resulting from certain build-to suit leases referenced in item (ii)(b) above.

(v)	Reflects the following U.S. GAAP and reclassification adjustments (in thousands):

Deferred installation revenue adjustment	£3,978	(a)
Deferred rent adjustment	(239	)(b)

Other current liabilities adjustments	£3,739

(a)	Reflects an adjustment of £3,978,000 related to methodology changes to account for deferred installation revenue in accordance with U.S. GAAP and the Company’s accounting policy.

(b)	Reflects a reduction of short-term deferred rent incentive of £239,000 resulting from certain build-to-suit and capital leases referenced in item (ii)(b) above.

(vi)	Reflects the following U.S. GAAP and reclassification adjustments (in thousands):

Lease accounting adjustments	£142,098	(a)
Construction in progress adjustment	10,806	(b)

Capital lease and other financing obligations, less current portion adjustments	£152,904

(a)	Reflects the long-term financing obligations totaling £142,098,000 resulting from certain build-to-suit and capital leases referenced in item (ii)(b) above.

(b)	Reflects an adjustment of £10,806,000 relating to certain build-to-suit lease assets that are under construction.

(vii)	Reflects the following U.S. GAAP and reclassification adjustments that are discussed above (in thousands):

Asset retirement obligation adjustments	£19,490	(a)
Deferred installation revenue adjustment	5,249	(b)
Deferred rent adjustment	(5,963	)(c)

Other liabilities adjustments	£18,776

(a)	Reflects an asset retirement obligation of £19,490,000 to conform to U.S. GAAP and the Company’s accounting policy.

(b)	Reflects adjustments of £5,249,000 in other liabilities related to methodology changes to account for deferred installation revenue in accordance with U.S. GAAP and the Company’s accounting policy.

(c)	Reflects a reduction of long-term deferred rent incentive of £5,963,000 resulting from certain build-to-suit and capital leases referenced in item (ii)(b) above.

(viii)	Reflects the following U.S. GAAP adjustments in total stockholders’ equity (in thousands):

Lease accounting adjustments	£(34,724	)(a)
Deferred installation revenues adjustment	(9,227	)(b)
Asset retirement obligations adjustment	(5,379	)(c)
Deferred tax expense adjustment	18,096	(d)
Capitalized rent adjustment	(19,118	)(e)

	£(50,352)

(a)	Reflects adjustments related to lease accounting described in items (ii)(b), (iv), (v)(b), (vi)(a) and (vii)(c) above.

(b)	Reflects adjustments related to deferred installation revenues described in items (v)(a) and (vii)(b) above.

(c)	Reflects adjustments related to asset retirement obligations described in items (ii)(a) and (vii)(a) above.

(d)	Reflects adjustments related to deferred tax expense described in item (iii) above.

(e)	Reflects adjustments related to capitalized rent described in item (ii)(d) above.

3. TelecityGroup Statements of Operations

TelecityGroup’s condensed consolidated financial statements were prepared in accordance with IFRS, which differs in certain material respects from U.S. GAAP. TelecityGroup also classified certain amounts differently than Equinix in its condensed consolidated statements of operations. The following schedule summarizes the necessary material adjustments to TelecityGroup condensed consolidated statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015 to conform to U.S. GAAP and to reclassify certain amounts to conform to Equinix’s basis of presentation (in thousands):

	Local Currency—GBP						USD
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2014	IFRS TelecityGroup	Reclassification Adjustments		Total GAAP Adjustments		US GAAP TelecityGroup	US GAAP TelecityGroup
Revenues	£348,695	£—		£80	(ii)	£348,775	$574,642
Costs and operating expenses:
Cost of revenues	(146,604)	(49,976	)(i)(a)	6,084	(iii)	(190,496)	(313,861)
Sales and marketing	(13,470)	(5,234	)(i)(b)	—		(18,704)	(30,817)
General and administrative	(24,895)	(3,426	)(i)(c)	—		(28,321)	(46,662)
Depreciation charges	(49,976)	49,976	(i)(a)	—		—	—
Amortisation charges	(5,234)	5,234	(i)(b)	—		—	—
Other exceptional items	(18,502)	18,502	(i)(c)	—		—	—
Restructuring charges	—	(3,113	)(i)(c)	—		(3,113)	(5,129)
Impairment charges	—	(11,963	)(i)(c)	—		(11,963)	(19,710)

Total costs and operating expenses	(258,681)	—		6,084		(252,597)	(416,179)

Income from operations	90,014	—		6,164		96,178	158,463
Interest income	86	—		—		86	142
Interest expense	(8,960)	—		(10,012	)(iv)	(18,972)	(31,258)
Other expense	(118)	—		—		(118)	(194)

Income before income taxes	81,022	—		(3,848)		77,174	127,153
Income tax expense	(21,292)	—		(220	)(vi)	(21,512)	(35,443)

Net income	£59,730	£—		£(4,068)		£55,662	$91,710

	Local Currency—GBP						USD
STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015	IFRS TelecityGroup	Reclassification Adjustments		Total GAAP Adjustments		US GAAP Telecity	US GAAP TelecityGroup
Revenues	£261,586	£—		£(2,220	)(ii)	£259,366	$398,257
Costs and operating expenses:
Cost of revenues	(107,215)	(40,309	)(i)(a)	3,693	(iii)	(143,831)	(220,853)
Sales and marketing	(11,657)	(3,732	)(i)(b)	—		(15,389)	(23,630)
General and administrative	(20,098)	1,315	(i)(c)	—		(18,783)	(28,841)
Depreciation charges	(40,309)	40,309	(i)(a)	—		—	—
Amortisation charges	(3,732)	3,732	(i)(b)	—		—	—
Other exceptional items	(31,864)	31,864	(i)(c)	—		—	—
Acquisition costs	—	(34,248	)(i)(c)	—		(34,248)	(52,588)
Restructuring reversals	—	1,069	(i)(c)	—		1,069	1,641

Total costs and operating expenses	(214,875)	—		3,693		(211,182)	(324,271)

Income from operations	46,711	—		1,473		48,184	73,986
Interest income	61	—		—		61	94
Interest expense	(6,312)	—		(7,749	)(iv)	(14,061)	(21,591)
Other expense	(1,925)	—		—		(1,925)	(2,956)
Loss on debt extinguishment	—	—		(2,037	)(v)	(2,037)	(3,128)

Income before income taxes	38,535	—		(8,313)		30,222	46,405
Income tax expense	(17,279)	—		2,965	(vi)	(14,314)	(21,979)

Net income	£21,256	£—		£(5,348)		£15,908	$24,426

TelecityGroup’s condensed consolidated statement of operations for the year ended December 31, 2014 has been translated into U.S. dollars at a rate of GBP 1.00= USD 1.6476, the average exchange rate for the year ended December 31, 2014.

TelecityGroup’s condensed consolidated statement of operations for the nine months ended September 30, 2015 has been translated into U.S. dollars at a rate of GBP 1.00= USD 1.5355, the average exchange rate for the nine months ended September 30, 2015.

The adjustments presented above to TelecityGroup’s condensed consolidated statements of operations are as follows:

(i)	Reclassification adjustments to reclassify operating expenses to conform to the Company’s presentation:

(a)	To reclassify TelecityGroup’s depreciation expense of £49,976,000 for the year ended December 31, 2014 and £40,309,000 for the nine months ended September 31, 2015 to the Company’s cost of revenues.

(b)	To reclassify TelecityGroup’s amortization charges of £5,234,000 for the year ended December 31, 2014 and £3,732,000 for the nine months ended September 30, 2015 to the Company’s selling and marketing expenses.

(c)	To reclassify TelecityGroup’s other exceptional items of £18,502,000 for the year ended December 31, 2014 to impairment charges of £11,963,000, restructuring charges of £3,113,000 and general and administrative of £3,426,000 and to reclassify other exceptional items of £31,864,000 for the nine months ended September 30, 2015 to acquisition costs of £34,248,000, a credit to restructuring charges of £1,069,000 and a credit to general and administrative of £1,315,000.

(ii)	Reflects installation revenue adjustments of £80,000 reflecting an increase in revenues for the year ended December 31, 2014 and £2,220,000 decrease in revenues for the nine months ended September 30, 2015 due to methodology changes to account for deferred installation revenue in accordance with U.S. GAAP and the Company’s accounting policy.

(iii)	Reflects the following U.S. GAAP adjustments in cost of revenues (in thousands):

	Year ended December 31, 2014	Nine months ended September 30, 2015
Rent and depreciation expense relating to lease accounting adjustments	£5,788	£4,044	(a)
Capitalized rent adjustment	(2,341)	(2,276	)(b)
Accretion expense relating to asset retirement costs	(319)	(292	)(c)
Depreciation expense relating to componentization and alignment of useful lives	2,956	2,217	(d)

	£6,084	£3,693

(a)	Reflects the net impact of lease accounting adjustments including decreased rent expense as a result of fewer operating leases, partially offset by increased depreciation expense associated with build-to-suit leases.

(b)	Reflects an adjustment of rent that was capitalized during the construction period under IFRS which is expensed under U.S. GAAP.

(c)	Reflects depreciation expense and accretion expense associated with asset retirement obligations.

(d)	Reflects the adjustment of depreciation expense to conform to U.S. GAAP and the Company’s accounting policy.

(iv)	Reflects an interest expense adjustment of £10,012,000 for the year ended December 31, 2014 and £7,749,000 for the nine months ended September 30, 2015 to account for capital leases and build-to-suit leases, which should be accounted as financing transactions under U.S. GAAP as a result of the involvement of TelecityGroup during the construction of such real estate assets and its significant continuing involvement in relation to such real estate assets upon completion of their construction activities. These leases were accounted as operating leases under IFRS.

(v)	Reflects the amendment of a build-to-suit lease during the nine months ended September 30, 2015, resulting in a loss on debt extinguishment of £2,037,000.

(vi)	Represents the income tax effects of the various U.S. GAAP adjustments of £220,000 expense for the year ended December 31, 2014 and £2,965,000 benefit for the nine months ended September 31, 2015.

4. Purchase Price—TelecityGroup

The transaction represents a total value of approximately £2,515,998,000 or approximately $3,821,549,000 for TelecityGroup’s entire issued and to be issued share capital based on the Equinix closing share price of $294.74 on November 12, 2015 and an exchange rate of 1.5189 at September 30, 2015. Approximately 50% of this estimated purchase price will be paid in cash to TelecityGroup shareholders and approximately 50% will be paid through the issuance to them of shares of the Company’s common stock.

The preliminary estimate of cash consideration expected to be transferred to effect the acquisition of TelecityGroup is approximately £1,175,969,000 or approximately $1,786,179,000. Estimated cash consideration is based on the preliminary estimate of the number of shares outstanding on the acquisition date. These estimated amounts do not purport to represent what the actual cash consideration transferred will be when the acquisition closes (in thousands, except share price):

Acquisition Consideration (in thousands):

Estimated number of Equinix shares issued	6,906
Equinix share price as of November 12, 2015	$294.74
Estimated fair value of Equinix shares issued to TelecityGroup shareholders	$2,035,370
Cash distribution to TelecityGroup shareholders	1,786,179

Total preliminary estimated acquisition consideration	$3,821,549

The sensitivity table below shows a range of acquisition consideration amounts based on hypothetical Equinix share prices on the acquisition date.

(Unaudited, in thousands, except for the estimated share price)	% increase /decrease	Estimated Share Price	Estimated Purchase Consideration	Estimated Purchase Consideration
As presented in the pro forma combined results		$294.74	£2,515,998	$3,821,549
20% decrease in the estimated share price	-20%	235.79	2,247,992	3,414,475
10% decrease in the estimated share price	-10%	265.27	2,381,995	3,618,012
10% increase in the estimated share price	10%	324.21	2,650,001	4,025,086
20% increase in the estimated share price	20%	353.69	2,784,004	4,228,623

Under the acquisition method of accounting, the total estimated purchase price is allocated to TelecityGroup’s assets and liabilities based upon their estimated fair value as of the date of completion of the acquisition. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Equinix’s final analysis, is as follows (in thousands):

TelecityGroup purchase price allocation (in thousands):

Cash and cash equivalents	$34,514
Accounts receivable	41,203
Other current assets	25,074
Property, plant and equipment	1,334,050
Goodwill	2,665,039
Intangible assets:
Customer relationships	653,127 (a)
Trade names	91,893 (b)
Favorable leasehold interests	11,392 (c)
Acquired technology	608 (d)
Other assets	28,792

Total assets acquired	4,885,692
Accounts payable and accrued expenses	(98,229)
Accrued property and equipment	(18,370)
Current portion of capital lease and other financing obligations	(9,443)
Other current liabilities	(84,006)
Capital lease and other financing obligations, less current portion	(244,742)
Mortgage and loans payable, less current portion	(497,916)
Other liabilities	(111,437)

Net assets acquired	$3,821,549

(a)	A preliminary estimate of $653,127,000 has been allocated to customer relationships, an intangible asset with a weighted average estimated useful life of 14 years.

(b)	A preliminary estimate of $91,893,000 has been allocated to several acquired trade names, intangible assets with a weighted average estimated useful life of 10 years.

(c)	A preliminary estimate of $11,392,000 has been allocated to favorable leasehold interests, intangible assets with a weighted average estimated useful life of 7 years.

(d)	A preliminary estimate of $608,000 has been allocated to acquired technology, an intangible asset with a weighted average estimated useful life of 5 years.

A preliminary estimate of $2,665,039,000 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. It is attributable to planned growth in the existing and new markets and synergies expected to be achieved from the combined operations of Equinix and TelecityGroup. The preliminary purchase price allocation for TelecityGroup is subject to revision as more detailed analysis is completed and additional information on the fair values of TelecityGroup’s assets and liabilities becomes available. Any changes in the fair value of the net assets of TelecityGroup will change the amount of the purchase price allocable to goodwill. Additionally, changes in TelecityGroup’s working capital, including the results of operations from September 30, 2015 through the date the transaction is completed, will also change the amount of goodwill recorded. Final purchase accounting adjustments may, therefore, differ materially from the pro forma adjustments presented here.

5. TelecityGroup Acquisition Financings

Concurrently, and in connection with entering into the acquisition agreement with TelecityGroup, Equinix entered into a Bridge Credit Agreement with J.P. Morgan Chase Bank, N.A. as administrative agent and lender, for a principal amount of $1.3 billion (the “Bridge Loan”). The Company intends to obtain permanent financing prior to the closing of the TelecityGroup Acquisition to replace and terminate the Bridge Loan. Notwithstanding its entry into the Bridge Credit Agreement, for purposes of the pro forma financial statements, Equinix has assumed the permanent TelecityGroup Acquisition Financings will consist of:

•

An assumed $500,000,000 aggregate principal amount of 8-year fixed rate senior notes with an assumed interest rate of 5.50% and $500,000,000 aggregate principal amount of 10-year fixed rate senior notes with an assumed interest rate of 6.00%. For the purpose of these unaudited pro forma condensed combined financial statements, the debt issuance costs related to the senior notes are assumed to be approximately $15,130,000 and will be amortized to interest expense using the effective interest method over the assumed 8- and 10-year terms of the notes. The foregoing assumption has not been adjusted for the offering hereby of $1,000,000,000 aggregate principal amount of the Company’s senior notes due 2026 in lieu of the foregoing.

•

An assumed $700,000,000 aggregate principal amount of 7-year floating rate term loan, with an assumed interest rate of LIBOR plus 325 basis points. For the purpose of these unaudited pro forma condensed combined financial statements, the interest rate under the term loan is assumed to be 4.00% for the nine months ended September 30, 2015 and for the year ended December 31, 2014. For the purpose of these unaudited pro forma condensed combined financial statements, the debt issuance costs related to the term loan are assumed to be approximately $10,433,000 and will be amortized to interest expense using the effective interest method over the assumed 7-year term of the loan.

•

The sale of 2,544,616 shares of Equinix common stock at a price of $294.74 per share resulting in estimated proceeds of $750,000,000 before deducting estimated discounts and commissions and estimated offering expenses, and excluding any shares that may be issued if the underwriters exercise their option to purchase additional shares of common stock. For the purpose of these unaudited pro forma condensed combined financial statements, transaction costs are assumed to be $28,785,000. If the underwriters exercise their option to purchase an additional 15% of the equity offering in full, the Company would issue an additional 381,692 shares of Equinix common stock at a price of $294.74 and receive additional estimated proceeds of $112,500,000 before transaction costs of approximately $4,219,000. If the common stock offering increases by 25%, the Company would issue an additional 636,154 shares of Equinix common stock at a price of $294.74 and receive additional estimated proceeds of $187,500,000 before transaction costs of approximately $7,031,000. If the equity offering increases by 35%, the Company would issue an additional 890,615 shares of Equinix common stock at a price of $294.74 and receive additional estimated proceeds of $262,500,000 before transaction costs of approximately $9,844,000. These additional proceeds and equity issuance would impact the cash and cash equivalents and stockholders’ equity in the unaudited pro forma condensed combined balance sheet. On November 18, 2015, the Company entered into an agreement pursuant to which it expects to issue and sell 2,604,167 shares of its common stock in the common stock offering (assuming no exercise of the underwriters’ option to purchase 390,625 additional shares of common stock), which represents an increase of 2.3% from the number of shares that are assumed to be sold in the common stock offering for the purposes of the pro forma financial statements.

The final structure and terms of the Financings will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including cash and cash equivalents, long-term debt and additional paid-in capital, and various components of the unaudited pro forma condensed combined statements of income, including interest expense, earnings per share and weighted-average shares outstanding. Depending upon the nature of the changes, the impact on the pro forma condensed combined financial statements could be material.

6. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the transactions described above were completed on September 30, 2015 for balance sheet purposes and as of January 1, 2014 for statement of operations purposes.

The unaudited pro forma condensed combined balance sheet gives effect to the following pro forma adjustments:

(a)	Represents the following adjustments to cash and cash equivalents (in thousands):

Purchase price for TelecityGroup to be paid in cash	$(1,786,179)
Proceeds from senior notes, net of offering costs	984,870
Proceeds from term loan, net of offering costs	689,567
Repayment of TelecityGroup existing debt and accrued interest	(504,757)
Transfer restricted cash pledged for TelecityGroup acquisition to cash	490,379
Proceeds from equity offering, net of offering costs	721,215
Estimated transaction costs	(125,356)
Settlement of TelecityGroup’s interest rate swap derivative liabilities	(3,872)

Total cash and cash equivalent adjustments	$465,867

(b)	Represents the reclassification of $11,775,000 of accounts receivable of the Disposal Group as assets held for sale.

(c)	Represents the transfer of restricted cash of $490,379,000 pledged for the TelecityGroup Acquisition to cash.

(d)	Represents the settlement of Equinix acquisition price foreign currency derivatives instruments of $15,889,000.

(e)	Represents the following adjustments to assets held for sale related to the Disposal Group (in thousands):

Accounts receivable	$11,775
Property, plant and equipment	209,722
Goodwill	628,789
Intangible assets	130,701
Other assets	1,034

Total assets held for sale	$982,021

(f)	Represents the following adjustments to property, plant and equipment, net (in thousands):

Fair value adjustment to TelecityGroup’s property, plant and equipment	$76,621
Reclassification of disposal group property, plant and equipment as assets held for sale	(209,722)

Total property, plant and equipment, net adjustments	$(133,101)

(g)	Represents the following adjustments to goodwill (in thousands):

Goodwill from the acquisition of TelecityGroup	$2,665,039
Write-off of TelecityGroup goodwill	(163,880)
Deferred tax liability adjustments	175,268
Reclassification of disposal group goodwill to assets held for sale	(628,789)

Total goodwill adjustments	$2,047,638

(h)	Represents a fair value of $757,020,000 of TelecityGroup’s intangible assets, less write-off of TelecityGroup’s intangible assets carrying value of $59,760,000 and reclassification of $130,701,000 of intangible assets related to the Disposal Group to assets held for sale, comprised of the following (in thousands, except years):

	Fair Value	Write-off of TelecityGroup Intangible Assets	Disposal Group	Net Adjustment	Estimated Useful Lives (Years)
Customer relationships	$653,127	$(59,760)	$(110,486)	$482,881	14
Trade names	91,893	—	(17,743)	74,150	10
Favorable leasehold interests	11,392	—	(2,370)	9,022	7
Acquired technology	608	—	(102)	506	5

	$757,020	$(59,760)	$(130,701)	$566,559

(i)	Represents the following adjustments to other assets (in thousands):

Reclassification of noncurrent deferred tax assets	$(6,499)
Reclassification of disposal group other assets to assets held for sale	(1,034)

Total other assets adjustments	$(7,533)

(j)	Represents the following adjustments to accounts payable and accrued expenses (in thousands):

Prepayment of accrued interest on TelecityGroup’s existing debts	(1,075)
Reversal of bridge loan commitment fees	(4,970)
Reclassification of disposal group accounts payable and accrued expenses to liabilities held for sale	(4,523)

Total accounts payable and accrued expenses adjustments	$(10,568)

(k)	Represents the reclassification of accrued property, plant and equipment related to the Disposal Group of $4,163,000 to liabilities held for sale.

(l)	Represents the following adjustments to capital lease and other financing obligations, current portion (in thousands):

Fair value adjustment relating to capital lease and other financing obligations, current	$361
Reclassification of disposal group capital lease and other financing obligations, current to liabilities held for sale	(1,198)

Total current portion of capital lease and other financing obligations	$(837)

(m)	Represents the following adjustments to other current liabilities (in thousands):

Fair value adjustment relating to other current liabilities	$(10,632)
Reclassification of deferred tax liabilities	2,556
Settlement of TelecityGroup’s interest rate swap derivative liabilities	(3,439)
Settlement of Equinix acquisition price derivative instruments	(14,858)
Reclassification of disposal group other current liabilities to liabilities held for sale	(16,982)

Total other current liability adjustments	$(43,355)

The fair value adjustment relating to other current liabilities is primarily driven by write-off of deferred installation revenues.

(n)	Represents the following adjustments to liabilities held for sale related to the Disposal Group (in thousands):

Accounts payable and accrued expenses	$ 4,523
Accrued property, plant and equipment	4,163
Capital lease and other financing obligations	32,253
Deferred tax liabilities	36,668
Other liabilities	42,262

Total liabilities held for sale adjustments	$119,869

(o)	Represents the following adjustments to capital lease and other financing obligations (in thousands):

Fair value adjustment relating to capital lease and other financing obligations	$(1,895)
Reclassification of disposal group capital lease and other financing obligations to liabilities held for sale	(31,055)

Total capital lease and other financing obligations adjustments	$(32,950)

(p)	Represents the following adjustments to mortgage and loans payable, less current portion (in thousands): See Note 5.

Proceeds from term loan, net of issuance costs	$ 689,567
Repayment of TelecityGroup’s existing debt	(503,682)
Write-off of TelecityGroup debt issuance costs	5,766

$191,651

(q)	Represents the net proceeds from the senior notes of $984,870,000. See Note 5.

(r)	Represents the following adjustments in TelecityGroup’s other liabilities (in thousands).

Fair value adjustments relating to other liabilities	$ 4,860
Settlement of TelecityGroup’s interest rate swap derivative liabilities	(433)
Deferred tax liabilities as a result of purchase price allocation	175,268
Reclassification of deferred tax liabilities	(45,723)
Reclassification of disposal group asset retirement obligations	(5,426)
Reclassification of disposal group other liabilities	(19,854)

Total other liabilities adjustments	$108,692

(s)	Represents the following adjustments in shareholders’ equity (in thousands).

Estimated fair value of Equinix shares issued	$2,035,370
Elimination of old TelecityGroup’s stockholders’ equity	(539,203)
Proceeds from equity offering, net of offering costs	721,215
Acquisition transaction costs	(125,356)
Write-off of TelecityGroup’s existing debt issuance costs	(5,766)
Reversal of acquisition purchase price derivative instruments	(1,031)
Reversal of bridge loan commitment fees	4,970

Total shareholders’ equity adjustments	$2,090,199

The unaudited pro forma condensed combined statements of operations give effect to the following pro forma adjustments:

(t)	Represents revenues related to the Disposal Group (in thousands).

	Year ended	Nine months ended
	December 31, 2014	September 30, 2015

Revenues of disposal group	$(160,580)	$(104,288)

(u)	Represents the following adjustments to cost of revenues (in thousands):

	Year ended	Nine months ended
	December 31, 2014	September 30, 2015

Depreciation adjustment in connection with the fair value of property, plant and equipment	$(2,095)	$(5,805)
Amortization adjustment in connection with the fair value of intangible assets	132	92
Cost of revenues of disposal group	(79,164)	(51,761)

Total cost of revenues adjustments	$(81,127)	$(57,474)

The net adjustment of depreciation and amortization expense in connection with the fair value adjustment to TelecityGroup’s property, plant and equipment and intangible assets. The property, plant and equipment are depreciated based on an estimated weighted average useful life of 15 years. Intangible assets are amortized based on estimated useful lives of 5 to 14 years.

(v)	The following adjustments to sales and marketing (in thousands):

	Year ended	Nine months ended
	December 31, 2014	September 30, 2015
Amortization adjustment in connection with the fair value of intangible assets	$41,981	$29,641
Sales and marketing of disposal group	(3,614)	(2,739)

Total sales and marketing adjustments	$38,367	$26,902

(w)	The following adjustments to general and administrative (in thousands):

	Year ended	Nine months ended
	December 31, 2014	September 30, 2015
Amortization adjustment in connection with the fair value of intangible assets	$9,968	$6,967
General and administrative of disposal group	(150)	(67)

Total general and administrative adjustments	$9,818	$6,900

(x)	Reflects the elimination of non-recurring transaction costs incurred during the nine months ended September 30, 2015 of $52,761,000 that are directly related to the TelecityGroup Acquisition.

(y)	Represents the additional interest expense associated with the senior notes and term loan offering, the commitment fees relating to the bridge loan, offset by the reversal of interest expense associated with TelecityGroup’s existing debts to be repaid and interest expense adjustments relating to capital lease and financing obligations (in thousands). See Note 5.

	Year ended	Nine months ended
	December 31, 2014	September 30, 2015
Interest expense and amortization of debt issuance costs associated with senior notes and the term loan, as if they were issued on January 1, 2014	$(88,036)	$(65,921)
Reversal of interest expense associated with TelecityGroup’s existing debts	13,189	8,806
Commitment fees relating to the bridge loan	—	4,970
Interest expense of disposal group	51	28

Total interest expense adjustments	$(74,796)	$(52,117)

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $1,578,000 for the nine months ended September 30, 2015 and approximately $2,110,000 for the year ended December 31, 2014.

(z)	Represents the reversal of a foreign currency loss of $11,636,000 recognized due to hedging TelecityGroup acquisition purchase price.

(aa)	The Company assumed a blended income tax rate of 22.9% for the year ended December 31, 2014 and 22.4% for the nine months ended September 30, 2015 when estimating the tax impact of the acquisition, representing the federal, state and foreign statutory rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

The following adjustments to income taxes (in thousands):

	Year ended	Nine months ended
	December 31, 2014	September 30, 2015
Tax impact of pro forma adjustments	$43,828	$4,161
Income taxes of disposal group	14,589	10,396

Total income taxes adjustments	$58,417	$14,557

(bb)	Reflects adjustment to the weighted-average shares outstanding for purposes of calculating basic and diluted earnings per share (EPS). Reflects the issuance of 6,905,645 shares of common stock as partial consideration for the acquisition of TelecityGroup (see Note 4) and the issuance of 2,544,616 shares of Equinix common stock at a price of $294.74 per share in connection with the TelecityGroup Acquisition Financings (see Note 5). If the common stock offering discussed in Note 5 increases by 15%, 25% or 35%, the Company would issue an additional 381,692 shares, 636,154 shares or 890,615 shares, respectively, and the Company’s pro forma basic and diluted earnings per share would be adjusted as follows:

		Year ended		Nine months ended
		December 31, 2014		September 30, 2015
(shares in thousands)	% Increase	Basic	Diluted	Basic	Diluted
Weighted-average shares	As presented	61,809	61,809	66,344	66,971
Earnings per share	As presented	$(5.05)	$(5.05)	$2.23	$2.21
Weighted-average shares	15%	62,191	62,191	66,726	67,353
Earnings per share	15%	$(5.01)	$(5.01)	$2.21	$2.19
Weighted-average shares	25%	62,445	62,445	66,980	67,607
Earnings per share	25%	$(4.99)	$(4.99)	$2.20	$2.18
Weighted-average shares	35%	62,700	62,700	67,235	67,862
Earnings per share	35%	$(4.97)	$(4.97)	$2.20	$2.18

On November 18, 2015, the Company entered into an agreement pursuant to which it expects to issue and sell 2,604,167 shares of its common stock in the common stock offering (assuming no exercise of the underwriters’ option to purchase 390,625 additional shares of common stock), which represents an increase of 2.3% from the number of shares that are assumed to be sold in the common stock offering for the purposes of the pro forma financial statements.

Description of notes

This section describes the    % senior notes due 2026 (the “notes”) that will be issued by the Company. The Company will issue the notes under a supplemental indenture (the “Supplemental Indenture”) to that certain base indenture, dated as of November 20, 2014 (together with the Supplemental Indenture, the “Indenture”), between itself and U.S. Bank National Association, as Trustee (the “Trustee”). The following is a summary of the material provisions of the Indenture. The Indenture will comply with the Trust Indenture Act of 1939. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to certain provisions of the Trust Indenture Act. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.”

For purposes of this section, references to the “Company” include only Equinix, Inc. and not its subsidiaries. You are encouraged to read the Indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the Indenture are available upon request to the Company at the address indicated under “Where You Can Find Additional Information” in this prospectus.

The Company will issue the notes in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the “Holders”). The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Principal, maturity and interest

The Company is issuing $1,000 million aggregate principal amount of notes in this offering and, subject to compliance with the limitations described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness,” may issue an unlimited principal amount of additional notes at later dates under the same Indenture as the notes (the “Additional Notes”). Any Additional Notes that the Company issues in the future will be identical in all respects to the notes and will be treated as a single class for all purposes under the Indenture with the notes offered hereby, except that such Additional Notes will have different issuance dates and may have different issuance prices; provided that if any such Additional Notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP numbers. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of notes” include any Additional Notes that are actually issued.

The notes will mature on                                 , 2026.

Interest on the notes will accrue at a rate of     % per annum. Interest on the notes will be payable semiannually in arrears on                      and             of each year commencing on            , 2016. The Company will pay interest to those persons who were holders of record on the             or             immediately preceding each interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

The notes will be general senior obligations of the Company. The Holders’ right to payment under these notes will be:

•

effectively subordinated to all of the existing and any future secured indebtedness of the Company, including debt outstanding under any Bank Facility or secured by any mortgage, to the extent of the assets securing such debt;

•	structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any Subsidiaries of the Company;

•	equal in right of payment to all existing and any future senior indebtedness of the Company; and

•	senior in right of payment to any existing and future subordinated indebtedness of the Company.

At September 30, 2015, after giving effect to this offering, the consummation of the Proposed Term Loan, the expected borrowing by the Company’s wholly-owned Japanese subsidiary of an aggregate of $346.9 million under the Bit-isle Bridge Loan Commitment in the fourth quarter of 2015 and the expected assumption of approximately $221.9 million of capital lease and other financing obligations of TelecityGroup in connection with the Telecity Acquisition,

•

the Company would have had total consolidated indebtedness of approximately $6.9 billion, approximately $1.2 billion of which would have represented secured indebtedness which excludes approximately $1.4 billion of capital lease obligations;

•

if the Company borrowed all of the approximately $1.5 billion available under its revolving credit facility (including the exercise in full of the Company’s right to increase its size subject to certain conditions), $1.5 billion of such borrowings would have been secured indebtedness; and

•

the Subsidiaries of the Company would have had approximately $1.7 billion of indebtedness which includes $1.3 billion of capital lease and other financing obligations (excluding trade payables and intercompany items and liabilities of a type not required to be reflected on a balance sheet of such Subsidiaries in accordance with GAAP), all of which would have been structurally senior to the notes.

Special mandatory redemption

We intend to use the net proceeds from this offering for merger and acquisition activities and repayment of indebtedness (including the funding of the cash portion of the Telecity Acquisition purchase price and repayment of existing TelecityGroup indebtedness in connection therewith) and for general corporate purposes, as described under the heading “Use of proceeds.” If the Telecity Acquisition is not completed on or prior to November 29, 2016, or if, prior to such date, the Telecity Offer has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers (each, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable.

Upon the occurrence of a Special Mandatory Redemption Event, the notes will be redeemed in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the principal amount of the notes to, but not including, the Special Mandatory Redemption Date (as defined below).

Upon the occurrence of a Special Mandatory Redemption Event, the Company will promptly (but in no event later than 5 business days following such Special Mandatory Redemption Event) notify the Trustee in writing of such event, and the Trustee will, no later than 5 business days following receipt of such notice from the Company, notify the Holders (such date of notification to the Holders, the “Redemption Notice Date”), that the notes will be redeemed on the 30th day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case in accordance with the applicable provisions of the Indenture. The Trustee, upon receipt of the notice specified above, on the Redemption Notice Date will notify each Holder in accordance with the applicable provisions of the Indenture that all of the outstanding notes will be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of the notes. At or prior to 12:00 p.m. (New York City time) on the business day immediately preceding the Special Mandatory Redemption Date, the Company will irrevocably deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price the notes (the “Special Mandatory Redemption Payment”). If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date.

If a Special Mandatory Redemption Event occurs, there can be no assurance that the Company will have sufficient funds available to pay the Special Mandatory Redemption Price with respect to the notes on the Special Mandatory Redemption Date. In the event the Company is required to make the Special Mandatory Redemption Payment, the Company expects that it would seek third-party financing to the extent it does not have sufficient funds available to meet its redemption obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, there can be no assurance that the Company would be able to obtain the consents necessary to make the Special Mandatory Redemption Payment from the lenders under agreements governing outstanding Indebtedness that may in the future prohibit the Special Mandatory Redemption Payment. The failure to make a Special Mandatory Redemption Payment if and when required would constitute an Event of Default under the Indenture. See “Risk Factors— We may not be able to redeem the notes upon a Special Mandatory Redemption Event.”

Optional redemption

Other than as described in “—Special mandatory redemption” and as set forth below, the notes are not redeemable prior to maturity.

At any time prior to            , 2019, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) outstanding under the Supplemental Indenture, at a redemption price equal to     % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1) at least 65% of the aggregate principal amount of the notes (calculated giving effect to any issuance of Additional Notes) issued under the Supplemental Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

On or after            , 2021, the Company may redeem all or a part of the notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on                      of each of the years indicated below:

Redemption price of the notes

2021	%
2022	%
2023	%
2024 and thereafter	100.000%

At any time prior to             , 2021, the Company may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date.

Selection and notice of redemption

In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee:

1. in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

2. if the notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; subject in each case to DTC procedures.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, provided that, if the redemption notice is issued in connection with a defeasance of the notes or satisfaction and discharge of the Indenture governing the notes, the notice of redemption may be delivered more than 60 calendar days before the date of redemption. If any note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note (or appropriate adjustments to the amount and beneficial interests in a global note will be made). On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent.

Mandatory redemption; offers to purchase; open market purchases

Other than as described in “—Special mandatory redemption”, we are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales.” We may at any time and from time to time purchase notes in the open market or otherwise, subject to compliance with applicable securities laws.

Holding company structure

The Company is a holding company for its Subsidiaries. Substantially all of the Company’s operations are conducted through its Subsidiaries and the Company derives substantially all its revenues from its Subsidiaries, and substantially all of its operating assets are owned by its Subsidiaries. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Restricted Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of notes. See “Risk Factors—Our subsidiaries will not guarantee the notes. We depend in large part on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.”

Guarantees

On the Issue Date, the notes will not be guaranteed by any of the Company’s Subsidiaries. To the extent that, in the future, any Domestic Restricted Subsidiary of the Company becomes a Guarantor pursuant to the “Subsidiary Guarantees” covenant, such Guarantor will unconditionally, jointly and severally guarantee the

Company’s obligations under the Indenture and the notes on a senior unsecured basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Change of control

Upon the occurrence of a Change of Control, unless the Company or a third party has previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “—Special mandatory redemption” or “—Optional redemption,” the Company will be required to make an offer to purchase each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, or cause the Trustee to send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed and specifying the portion (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s notes that it agrees to sell to the Company pursuant to the Change of Control Offer, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, there can be no assurance that the Company would be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness that may in the future prohibit the Change of Control Offer. The failure to consummate a Change of Control Offer would constitute an Event of Default under the Indenture. See “Risk Factors—We may not be able to repurchase the notes upon a change of control” for more information.

One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets. This term has not been interpreted under New York law, which is the governing law of the Indenture, to represent a specific quantitative test. As a consequence, if Holders of the notes assert that the Company is required to make a Change of Control Offer and the Company elects to contest such assertion, there is uncertainty as to how a court interpreting New York law would interpret the term. Neither the Board of Directors of the Company nor the Trustee may waive the covenant of the Company to make a Change of Control Offer following a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on the property of the Company and the Restricted Subsidiaries and to make Restricted Payments may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or stockholders of the Company. There can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect a Change of Control Offer. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by their respective management. However, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, amalgamation, restructuring, merger or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. The Company (or a third party) may make a Change of Control Offer in advance of, and conditioned upon, any Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain covenants

The Indenture will contain, among others, the following covenants:

Suspension of covenants.

During any period of time that: (i) the notes have Investment Grade Ratings from at least two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “—Limitation on Incurrence of Additional Indebtedness”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Asset Sales”;

(4) “—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5) “—Limitation on Preferred Stock of Domestic Restricted Subsidiaries”;

(6) clause 2 of the first paragraph of “—Consolidation, Merger and Sale of Assets”;

(7) “— Limitations on Transactions with Affiliates”; and

(8) “—Subsidiary Guarantees”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the Guarantees, if any, of any Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or more of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating such that the notes do not have Investment Grade Ratings from at least two Rating Agencies, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees, if any, of any Guarantors will be reinstated if such Guarantees are then required by the terms of the Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the

Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Capital Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to paragraph (a) of “—Limitation on Incurrence of Additional Indebtedness” below or one of the clauses set forth in paragraph (b) of “—Limitation on Incurrence of Additional Indebtedness” below (to the extent such Indebtedness or Disqualified Capital Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Capital Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to paragraph (a) or (b) of “—Limitation on Incurrence of Additional Indebtedness,” such Indebtedness or Disqualified Capital Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of paragraph (b) of “—Limitation on Incurrence of Additional Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

Limitation on incurrence of additional indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof (or, in the case of Designated Revolving Commitments, on the date such Designated Revolving Commitments are designated as such (but only to the extent and so long as so designated) after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness designated thereunder, in which case such designated amount under such Designated Revolving Commitments may thereafter be borrowed, repaid and reborrowed, in whole or in part, from time to time, without further compliance with any limitation on the incurrence of additional indebtedness set forth in this section titled “Limitation on the incurrence of additional indebtedness”), the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0; provided that the amount of Indebtedness that may be incurred and Disqualified Capital Stock or Preferred Stock that may be issued pursuant to the foregoing by any Restricted Subsidiaries that are not Guarantors (other than borrowings under a Bank Facility which is secured by Liens incurred pursuant to clause 2(a) of the “—Limitation on Liens” covenant) shall not exceed $750.0 million at any one time outstanding.

(b) The foregoing will not apply to (collectively, “Permitted Indebtedness”):

1. Indebtedness under the notes (other than any Additional Notes) issued on the Issue Date;

2. Indebtedness incurred pursuant to any Bank Facility in an aggregate principal amount at any one time outstanding not to exceed $3,000.0 million;

3. other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness under clauses 1, 2 or 19 of this paragraph (b)) reduced by the amount of any scheduled amortization payments, mandatory prepayments when actually paid, conversions or permanent reductions thereof;

4. Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness incurred without violation of the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

5. Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

6. Indebtedness of a Restricted Subsidiary of the Company owing to and held by the Company or a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

7. Indebtedness of the Company owing to and held by a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause 7 by the Company;

8. Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

9. Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid, appeal or similar bonds, completion guarantees, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

10. Indebtedness represented by Capitalized Lease Obligations of the Company and its Restricted Subsidiaries not to exceed (together with any Refinancing Indebtedness with respect thereto) 15.0% of Total Assets at any one time outstanding;

11. Indebtedness represented by mortgage financings and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries not to exceed (together with any Refinancing Indebtedness with respect thereto) 15.0% of Total Assets at any one time outstanding;

12. Refinancing Indebtedness;

13. Indebtedness of the Company or any Restricted Subsidiary consisting of “earn-out” obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (including Capital Stock);

14. Indebtedness incurred by the Company or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees or similar instruments issued or created in the ordinary course of business, including in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 60 days following the incurrence thereof;

15. Indebtedness in respect of Sale and Leaseback Transactions in an aggregate amount not to exceed $500.0 million at any one time outstanding;

16. Acquired Indebtedness, if on the date that such Indebtedness is incurred, after giving pro forma effect thereto, (A) the Company or such Restricted Subsidiary, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph above under this covenant, or (B) the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the date such Indebtedness is incurred;

17. Additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or accreted value) not to exceed $500.0 million at any one time outstanding (which amounts may, but need not, be incurred in whole or in part under the Bank Facility); provided that the amount of Indebtedness that may be incurred pursuant to this clause 17 by any Restricted Subsidiaries (other than borrowings under a Bank Facility which is secured by Liens incurred pursuant to clause 2(a) of the “—Limitation on Liens” covenant) that are not Guarantors shall not exceed $250.0 million at any one time outstanding;

18. Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the “Subsidiaries Guarantees” covenant to the extent applicable; and

19. Permitted Foreign Subsidiary Debt.

(c) For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that all or a portion of an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses 1 through 19 of paragraph (b) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness, in whole or in part, in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Bank Facility up to the maximum amount permitted under clause 2 of paragraph (b) above shall be deemed to have been incurred pursuant to clause 2 of paragraph (b). Accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on

Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock of a Restricted Subsidiary or Disqualified Capital Stock, as applicable, for purposes of this “Limitation on Incurrence of Additional Indebtedness” covenant.

(d) In addition, the Company will not, and will not permit any Restricted Subsidiary that becomes a Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Refinancing Indebtedness incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on restricted payments.     The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

1. declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

2. purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

3. make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, earlier than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

4. make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses 1, 2, 3 and 4 being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph under the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(v) an amount equal to the Company’s Consolidated EBITDA for the period from January 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (the “Basket Period”) less the product of 1.4 times the Company’s Consolidated Interest Expense for the Basket Period; plus

(w) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to January 1, 2013 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock, until such debt security has been converted into, or exchanged for, Qualified Capital Stock); plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to March 5, 2013 and on or prior to the Reference Date (excluding, in the case of clauses (iii)(w) and (y), any net cash proceeds from any equity offering to the extent used to redeem the notes in compliance with the provisions set forth under “—Optional redemption”); plus:

(y) without duplication, the sum of:

1. the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to March 5, 2013 whether through interest payments, principal payments, dividends or other distributions or payments;

2. the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company);

3. upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (except to the extent the Investment constituted a Permitted Investment), the fair market value of such Subsidiary as of the date of such redesignation; and

4. net cash dividends or other net cash distributions paid to the Company or any Restricted Subsidiary of the Company from any Unrestricted Subsidiaries of the Company; plus:

(z) $225.0 million;

provided that the sum of clauses (1), (2), (3) and (4) above shall not exceed the aggregate amount of all such Investments made subsequent to March 5, 2013.

As of September 30, 2015, the Company could have made in excess of $2.1 billion in Restricted Payments while remaining in compliance with the limitations on Restricted Payments set forth above, which amount does not include the availability of certain other exceptions and permitted payments that are available to the Company, particularly in some cases for dividends it expects to continue to make as a REIT.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

1. the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

2. the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

3. the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

4. repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company in an aggregate amount not to exceed $10.0 million in any calendar year;

5. repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price and related statutory withholding taxes of such options or warrants;

6. payments of dividends on Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary, the incurrence or issuance of which was permitted by the Indenture;

7. cash payments in lieu of the issuance of fractional shares in connection with (i) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or (ii) a merger, consolidation, amalgamation or other combination involving the Company or any of its Subsidiaries;

8. the retirement of any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) or other shares of Disqualified Capital Stock of the Company;

9. in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes offered hereby as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

10. in the event of an Asset Sale that requires the Company to offer to repurchase notes pursuant to the covenant described under “Limitation on Asset Sales,” and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the notes offered hereby pursuant to the provisions of the covenant described under “Limitation on Asset Sales” and has repurchased all notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness may not exceed the amount of the Net Cash Proceeds Amount remaining after the Company has complied with clause (3) of the covenant described under “Limitation on Asset Sales”;

11. the conversion, repayment, repurchase, redemption or other retirement (whether for cash or otherwise) of, or the payment of interest in respect of, the 2016 Convertible Notes; and

12. other Restricted Payments in an aggregate amount not to exceed $500.0 million after the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) and (4) shall be included in such calculation.

Notwithstanding the foregoing, the Company may (i) declare or pay any dividend or make any distribution on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock, so long as (A)(1) such dividend or distribution is intended to be part of a distribution of the Company’s earnings and profits to satisfy Section 857(a)(2) of the Code, whether such dividend or distribution is made before, during or after the first taxable year the Company intends in good faith to be a REIT or (2) the Company believes in good faith that it qualifies as a “real estate investment trust” under Section 856 of the Code and that the declaration or payment of such dividend or making of such distribution is necessary either to maintain the Company’s status as a REIT for any calendar year or, with respect to any calendar year in which the Company intends to qualify as a REIT, to enable the Company to avoid payment of any tax for any calendar year that would otherwise be required and could be avoided by reason of paying such dividend or making such distribution by the Company to such holders, with such dividend to be paid or distribution to be made as and when determined by the Company, whether during or after the end of the relevant calendar year, and

(B) no Default or Event of Default shall have occurred and be continuing, and (ii) make any cash payments on the Company’s outstanding convertible notes to satisfy anti-dilution provisions in such notes as a result of any dividends or distributions made pursuant to (i) of this paragraph. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph above under the caption “—Limitation on restricted payments”, amounts expended pursuant to clause (i)(A)(2) above shall be included in such calculation.

Limitation on asset sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

1. the Company or such Restricted Subsidiary, as the case may be, receives consideration therefor at the time of such Asset Sale at least equal to the fair market value at the time of such Asset Sale of the property, assets or stock sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

2. at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined) and is received at the time of such disposition; provided that, for purposes of this clause 2, (a) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, (b) the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 360 days after such Asset Sale and (c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this subclause (c) that is at that time outstanding, not to exceed the greater of 1.0% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), in each case shall be deemed to be cash for purposes of this provision; and

3. upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to permanently reduce Indebtedness under a Bank Facility or to permanently repay any secured Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary or any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(b) to make an investment in properties and assets (including Capital Stock) that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”);

(c) to repay other Pari Passu Indebtedness; provided that the Company shall also equally and ratably reduce Indebtedness under the notes by making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all Holders to purchase the pro rata principal amount of notes, in each case at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); and/or

(d) a combination of prepayment and investment permitted by the foregoing clauses (a)—(c);

provided that in the case of an investment in Replacement Assets pursuant to clause (b) or (d) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment and, in the event such binding commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment within 180 days of such cancellation or termination of the prior binding commitment.

Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Bank Facility or any other revolving credit facility or otherwise invest the Net Cash Proceeds in any manner not prohibited by the Indenture. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses 3(a)–(d) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds (rounded down to the nearest $1,000) that has not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses 3(a)–(d) of the preceding paragraph or the last provision of this paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders of the notes and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of Pari Passu Indebtedness, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders of the notes (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of the notes and Pari Passu Indebtedness equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this covenant).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders of the notes as shown on the register of Holders of the notes within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders of the notes may elect to tender their notes in whole or in part (in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof) in exchange for cash. To the extent such Holders properly tender notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amount of notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered notes of tendering Holders on a pro rata basis based on the amount of notes and Pari Passu Indebtedness tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer or shorter period as may be required or permitted, respectively, by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on dividend and other payment restrictions affecting subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

1. pay dividends or make any other distributions on or in respect of its Capital Stock;

2. make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

3. transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) the Indenture, the notes and any Guarantees;

(c) customary non-assignment provisions of any contract or any lease, license or sublicense governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f) the Bank Facility, an agreement governing other Pari Passu Indebtedness permitted to be incurred under the Indenture or, with respect to a Restricted Subsidiary, an agreement evidencing Indebtedness incurred not in violation of the Indenture; provided that, with respect to any agreement governing such other Pari Passu Indebtedness or other Indebtedness, as the case may be, the provisions relating to such encumbrance or restriction are no less favorable to the Company or Restricted Subsidiary, as the case may be, in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Bank Facility, in the case of such other Pari Passu Indebtedness, and the agreements of such Restricted Subsidiary, in the case of such other Indebtedness, in each case as in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i) such encumbrances or restrictions being binding on a Restricted Subsidiary at such time as such Restricted Subsidiary first becomes a Restricted Subsidiary, provided that such encumbrances or restrictions are not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(j) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(k) any amendment to or Refinancing of the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (f) above; provided that the provisions relating to such encumbrance or restriction contained in any such agreement, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (f);

(l) customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby;

(m) restrictions imposed on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, entered into in the ordinary course of business; and

(n) encumbrances and restrictions applicable only to Restricted Subsidiaries of the Company that are not Domestic Restricted Subsidiaries.

Limitation on preferred stock of domestic restricted subsidiaries.    The Company will not permit any of its Domestic Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Domestic Restricted Subsidiary of the Company that is not a Guarantor.

Limitation on liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

1. in the case of Liens securing Subordinated Indebtedness, the notes or any Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

2. in all other cases, the notes or any Guarantee, as the case may be, are equally and ratably secured, except for:

(a) Liens securing borrowings under a Bank Facility in an amount not to exceed the greater of (x) the amount permitted to be incurred pursuant to and in compliance with clause (b)(2) of the covenant “—Limitation on Incurrence of Additional Indebtedness” and (y) such amount that at the time of incurrence (or, in the case of Designated Revolving Commitments, on the date such Designated Revolving Commitments are designated as such (but only to the extent and so long as so designated) after giving pro forma effect to the incurrence of the entire amount of Indebtedness designated thereunder, in which case such designated amount under such Designated Revolving Commitments may thereafter be borrowed, repaid and reborrowed, in whole or in part, from time to time, without further compliance with any limitations on Liens set forth in this subsection titled “Limitation on liens”) and after giving pro forma effect to any such Lien and obligations secured thereunder (including the use of proceeds thereof) the Company and its Restricted Subsidiaries shall have a Secured Leverage Ratio less than or equal to 2.0 to 1.0;

(b) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(c) Liens securing the Company’s and its Restricted Subsidiaries’ Obligations under any hedge facility permitted under the Indenture to be entered into by the Company and its Restricted Subsidiaries;

(d) Liens securing the notes and any Guarantees;

(e) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(f) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced as determined by the Board of Directors of the Company in its reasonable and good faith judgment; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(g) Permitted Liens.

Consolidation, merger and sale of assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

1. either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”);

(x) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the notes is a corporation; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company to be performed or observed;

2. immediately after giving effect to such transaction and the assumption contemplated by clause 1(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (A) the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant or (B) the applicable Consolidated Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would be no less than the applicable Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

3. immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause 1(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

4. the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses 1, 2 and 3, but subject to the proviso in subclause (x) of clause 1(b), the Company may merge with (a) any of its Wholly Owned Restricted Subsidiaries or (b) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

For the avoidance of doubt, nothing in this covenant shall prevent the Company or any Restricted Subsidiary from consummating the Company Conversion.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such and all financial information and reports required by the Indenture shall be provided by and for such surviving entity.

To the extent that the notes are guaranteed by one or more Guarantors pursuant to the “Subsidiary Guarantees” covenant, such Guarantors will be subject to similar provisions relating to the consolidation, merger or sale of assets of such Guarantors.

Limitations on transactions with affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), having a value greater than $15.0 million other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $50.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $50.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in this covenant shall not apply to:

1. loans, advances and payments of reasonable fees and compensation paid (whether in cash or the issuance of Capital Stock of the Company) to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company in the ordinary course of business or as determined in good faith by the Company’s Board of Directors or senior management;

2. transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

3. any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement as in effect on the Issue Date;

4. any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transaction;

5. any employment, consulting and severance arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

6. the issuance and sale of Qualified Capital Stock;

7. Permitted Investments and Restricted Payments permitted by the Indenture; and

8. the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries.

Subsidiary guarantees.    If any existing or future Domestic Restricted Subsidiary shall, after the Issue Date, guarantee any Public Debt Securities, then the Company shall cause such Domestic Restricted Subsidiary to:

1. execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

2. deliver to the Trustee an officers’ certificate and an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until such Domestic Restricted Subsidiary is released from its Guarantee as provided in the Indenture.

Conduct of business.    The Company and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary, complementary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, except to an extent that so doing would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Payments for consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to holders.    Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee and, upon request, to any Holder of the notes within fifteen (15) business days after filing, or in the event no such filing is required, within fifteen (15) business days after the end of the time periods specified in those sections with:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the United States Securities and Exchange Commission (the “Commission”) on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports;

provided that the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the Commission’s EDGAR system or on the Company’s website within the applicable time period.

In addition, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request. If the Company had any Unrestricted Subsidiaries during the relevant period, the Company will also provide to the Trustee and, upon request, to any Holder of the notes, information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.

Notwithstanding anything to the contrary herein, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default” until 90 days after the date any report hereunder is due to be delivered to the Trustee.

Events of default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase or on the Special Mandatory Redemption Date, as applicable;

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $250.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $250.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Material Subsidiaries; or

(7) any Guarantee of a Guarantor that is a Material Subsidiary (or group of Guarantors that would constitute a Material Subsidiary) or any material provision thereof ceases to be in full force and effect or any Guarantee of a Guarantor is declared to be null and void and unenforceable or any Guarantee of a Guarantor is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

1. if the rescission would not conflict with any judgment or decree;

2. if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

3. to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

4. if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

5. in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the notes or under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under any Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the notes and any Guarantees. Such waiver may not be effective to waive liabilities under federal securities law, and it is the view of the Commission that such a waiver is against public policy.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

1. the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the applicable notes when such payments are due;

2. the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

3. the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

4. the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. government obligations, rated AAA or better by S&P and Aaa by Moody’s, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

2. in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3. in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4. no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

5. such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

6. the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

7. the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

8. the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Company, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

9. certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause 2 above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or a redemption date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

1. either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

2. the Company has paid all other sums payable under the Indenture by the Company with respect to the notes; and

3. the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

Except as provided in the next two succeeding paragraphs, the Company and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the Indenture, the notes or any Guarantees and the holders of at least a majority in aggregate principal amount of the notes outstanding may waive any past default or compliance with any provisions of the Indenture, the notes or any Guarantees.

Without the consent of each holder of an outstanding note, no amendment or waiver may:

1. reduce the amount of notes whose Holders must consent to an amendment;

2. reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

3. reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor, other than prior to the Company’s obligation to purchase notes under provisions relating to the Company’s obligation to make and consummate a Change of Control Offer in the event of a Change of Control or to make and consummate a Net Proceeds Offer with respect to any Asset Sale;

4. make any notes payable in money other than that stated in the notes;

5. make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration), or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

6. after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

7. modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the Holders;

8. release any Guarantor that is a Material Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

9. modify or change the amendment provisions of the notes or the Indenture.

The Indenture and the notes may be amended by the Company and the Trustee without the consent of any holder of the notes to:

1. cure any ambiguity, defect or inconsistency;

2. provide for the assumption by a Surviving Entity of the obligations of the Company under the Indenture;

3. provide for uncertificated notes in addition to or in place of certificated notes;

4. add Guarantees with respect to the notes or confirm and evidence the release, termination or discharge of any security or Guarantee when such release, termination or discharge is permitted by the Indenture;

5. secure the notes, add to the covenants of the Company for the benefit of the holders of the notes or surrender any right or power conferred upon the Company;

6. make any change that does not adversely affect the rights of any holder of the notes;

7. comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

8. provide for the issuance of Additional Notes in accordance with the Indenture;

9. evidence and provide for the acceptance of appointment by a successor Trustee;

10. conform the text of the Indenture or the notes to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a recitation of a provision of the Indenture or the notes; or

11. make any amendment to the provisions of the Indenture relating to the transfer and legending of the notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided that (i) compliance with the Indenture as so amended would not result in the notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the notes.

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing law

The Indenture will provide that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the

Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Board action

Any action required or permitted to be taken by the Board of Directors of the Company pursuant to the terms of the Indenture may be taken by a duly constituted committee of the Board of Directors of the Company.

Book-entry system and form of notes

The notes will be issued in the form of one or more fully registered global notes without coupons that will be deposited with The Depository Trust Company, New York, New York (“DTC”), and registered in the name of its nominee, Cede & Co. This means that the Company will not issue certificates to each owner of notes. The global notes will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

DTC has provided the following information to us. DTC, the world’s largest securities depositary, is a:

•	limited-purpose trust company organized under the New York Banking Law;
•	“banking organization” within the meaning of the New York Banking Law;
•	member of the U.S. Federal Reserve System;
•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	“clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.6 million of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts.

This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Principal and interest payments on global notes registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global notes. We and the Trustee will treat DTC’s nominee as the owner of the global notes for all other purposes as well. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes. DTC’s practice is to credit direct participants’ accounts upon receipt of any payment of principal or interest on the payment date in accordance with their respective holdings of beneficial interests in the global notes as shown on DTC’s records. Payments by direct and indirect participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices. These payments will be the responsibility of the direct and indirect participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

Notes that are represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC notifies the Company that it is unwilling or unable to continue as depositary;

•	DTC ceases to be a registered clearing agency and a successor depositary is not appointed by the Company within 120 days;

•	the Company determines not to require all of the notes to be represented by a global note and notifies the Trustee of that decision; or

•	there has occurred and is continuing a Default or an Event of Default, and DTC notifies the Trustee of its desire to exchange the global notes for certificated notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same day settlement and payment

The underwriters will make settlement for the notes in immediately available funds. The Company will make all payments of principal and interest in respect of the notes in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“2016 Convertible Notes” means the $157,885,000 aggregate principal amount of the Company’s 4.75% Convertible Subordinated Notes due June 15, 2016.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess of:

(a) the present value at such Redemption Date of (i) the redemption price of the note at             , 2021 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on the note through                 , 2021 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company (other than Capital Stock or Indebtedness of any Unrestricted Subsidiary) other than in the ordinary course of business; provided that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $50.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete or worn-out equipment; (f) the grant of Liens not prohibited by the Indenture; (g) the licensing of intellectual property; (h) dispositions of accounts receivable to local distribution companies under guaranteed receivables agreements entered into in the ordinary course of business; (i) the sale of inventory, receivables and other current assets in the ordinary course of business; (j) Sale and Leaseback Transactions permitted under clause 15 of the definition of “Permitted Indebtedness”; (k) the disposition of cash or Cash Equivalents in the ordinary course of business; and (l) any disposition by a Restricted Subsidiary to the Company or by the Company or its Restricted Subsidiary to a Restricted Subsidiary.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Bank Facility” means any credit agreement, including the Credit Agreement dated December 17, 2014, among Bank of America, N.A., Equinix, Inc. and the guarantors party thereto, as amended on April 30, 2015, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements or similar agreements or indentures extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, holders, lender or group of lenders.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means:

1. with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

2. with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(a) debt securities denominated in euro, pounds sterling or U.S. dollars to be issued or directly and fully guaranteed or insured by the government of a Participating Member State, the U.K. or the U.S., as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b) commercial paper denominated in euro, pounds sterling or U.S. dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from S&P;

(c) certificates of deposit denominated in euro, pounds sterling or U.S. dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State in the United Kingdom or the United States, provided that the bank is rated P1 by Moody’s or A1 by S&P;

(d) any cash deposit denominated in euro, pounds sterling or U.S. dollars with any commercial bank or other financial institution, in each case whose long term unsecured, unsubordinated debt rating is at least A3 by Moody’s or A-by S&P;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of one or more of the following events:

1. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

2. the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

3. any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

For the avoidance of doubt, the consummation of the Company Conversion shall not constitute a “Change of Control”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Conversion” means the actions taken by the Company and its Subsidiaries in connection with Company’s qualification as a REIT, including without limitation, (y) separating from time to time all or a portion of its United States and international businesses into, as defined by the Code, taxable REIT subsidiaries (“TRS”) and/or qualified REIT subsidiaries (“QRS”) (it being understood that any such TRS and/or QRS shall remain Restricted Subsidiaries and/or Guarantors, as applicable, as prior to the Company Conversion) and (z) amending its charter to impose ownership limitations on the Company’s Capital Stock directly or indirectly by merging into a Wholly Owned Restricted Subsidiary of the Company.

“Consolidated Depreciation, Amortization and Accretion Expense” means with respect to any Person for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(1) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(3) Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(4) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Indenture (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(5) any other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(6) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Capital Stock); plus

(7) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(8) any net loss from disposed or discontinued operations; plus

(9) any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Accounting Standards Codification (“ASC”) 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(10) any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(11) the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); plus

(12) the amount of any costs and expenses associated with the Company Conversion, including, without limitation, planning and advisory costs related to the foregoing; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(2) any net gain from disposed or discontinued operations;

(3) any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of ASC 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(4) any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

1. the incurrence or repayment of any Indebtedness or the designation or elimination (including by de-designation) of any Designated Revolving Commitments of such Person or any of its Restricted Subsidiaries

(and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment of Indebtedness or designation or elimination (including by de-designation) of Designated Revolving Commitments, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and in the case of Designated Revolving Commitments, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred throughout such period); and

2. any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

1. interest on outstanding Indebtedness or on borrowings deemed to have been incurred under Designated Revolving Commitments determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness or borrowings deemed to have been incurred under Designated Revolving Commitments in effect on the Transaction Date; and

2. notwithstanding clause 1 above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

1. Consolidated Interest Expense; plus

2. the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

1. the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:

(a) any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees;

(b) the net costs under Interest Swap Obligations;

(c) all capitalized interest;

(d) non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Company that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of ASC 470-20 (or related accounting pronouncement(s)));

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f) dividends with respect to Disqualified Capital Stock;

(g) dividends with respect to Preferred Stock of Restricted Subsidiaries of such Person;

(h) imputed interest with respect to Sale and Leaseback Transactions; and

(i) the interest portion of any deferred payment obligation; plus

2. the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

3. interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

1. any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses (including relating to the Transaction);

2. any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;

3. any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;

4. the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person;

5. any after tax effect of income (loss) from the early extinguishment of (1) Indebtedness, (2) obligations under any Currency Agreement or (3) other derivative instruments;

6. any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

7. any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

8. any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;

9. income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

10. in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;

11. the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise; and

12. acquisition-related costs resulting from the application of ASC 805.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture (in each case, whether or not non-recurring).

Notwithstanding the foregoing, for the purpose of the covenant “Limitation on Restricted Payments” only (other than clause (z) of the “Limitation on Restricted Payments” covenant), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Investments (other than Permitted Investments) from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Investments (other than Permitted Investments) by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (z) of the “Limitation on Restricted Payments” covenant.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-

cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Revolving Commitments” means the amount or amounts of any commitments to make loans or extend credit on a revolving basis to the Company or any of its Restricted Subsidiaries by any Person other than the Company or any of its Restricted Subsidiaries that has or have been designated (but only to the extent so designated) in an officer’s certificate delivered to the Trustee as “Designated Revolving Commitments” until such time as the Company subsequently delivers an officer’s certificate to the Trustee to the effect that the amount or amounts of such commitments shall no longer constitute “Designated Revolving Commitments.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale), in each case, on or prior to the final maturity date of the notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s Common Stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b) issuances to any Subsidiary of the Company;

(c) issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d) issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;

(e) issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f) issuances pursuant to employee stock plans.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company or any duly appointed officer of the Company or a Restricted Subsidiary, as applicable, acting reasonably and in good faith and, in respect of any asset or property with a fair market value in excess of $50.0 million, shall be determined by the Board of Directors of the Company and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is not incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of July 11, 2011.

“Guarantee” means a guarantee of the notes by a Guarantor.

“Guarantor” means each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit (A) securing Obligations (other than Obligations described in (1)-(4) above) entered into the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or (B) that are otherwise cash collateralized;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person;

(9) all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s non-Domestic Restricted Subsidiaries which are not Guarantors with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and

(10) the aggregate amount of Designated Revolving Commitments in effect on such date.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, and, in the case of the Company and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days and made in the ordinary course of business consistent with past practice. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a restricted subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s, BBB-(or equivalent) by S&P, BBB- (or equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Issue Date” means                 , 2015.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided, that, in any event and not in limitation of the foregoing, a lease shall not be deemed to be a Lien if such lease is classified as an operating lease under GAAP.

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

1. reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

2. taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

3. repayment of Indebtedness (other than Indebtedness under the Bank Facility) that is secured by the property or assets that are the subject of such Asset Sale; and

4. appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or distributions.

“Non-cash Charges” means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, longlived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the notes or any Guarantee of such Guarantor, as applicable.

“Participating Member State” means each state, so described in any European Monetary Union legislation, which was a participating member state on December 31, 2003.

“Permitted Foreign Subsidiary Debt” means up to $1,000.0 million of Indebtedness at any one time outstanding incurred by one or more of the Company’s Foreign Restricted Subsidiaries.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company and other Investments to the extent constituting intercompany Indebtedness permitted under clause 6 or 7 of the definition of “Permitted Indebtedness”;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Wholly Owned

Restricted Subsidiary that is a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) additional Investments (other than any Investments in any direct or indirect parent company of the Company) not to exceed 15.0% of Total Assets at any one time outstanding;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(9) Investments resulting from the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the “Limitation on Liens” covenant;

(10) Investments represented by guarantees that are otherwise permitted under the Indenture;

(11) Investments the payment for which is Qualified Capital Stock of the Company;

(12) Investments existing as of the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

(13) Investments in Permitted Joint Ventures, not to exceed 15.0% of Total Assets at any one time outstanding;

(14) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(15) lease, utility and other similar deposits in the ordinary course of business;

(16) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and

(17) capped call(s), call spread(s) or bond hedge and warrant transaction(s) entered into by the Company concurrently with the issuance of convertible or exchangeable debt to hedge the Company’s stock price risk with respect to such debt that are deemed necessary or advisable to effect such hedge in the good faith judgment of the Board of Directors of Equinix.

“Permitted Joint Venture” means any Person owned 50% or more by the Company and/or any of its Restricted Subsidiaries if (A) such Person is engaged in a business related to that of the Company or any Restricted Subsidiary and (B) the Company or any of its Restricted Subsidiaries has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

(7) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 360 days of such acquisition;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(11) Liens securing Indebtedness under Currency Agreements;

(12) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18) Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(19) Liens securing obligations of a Foreign Restricted Subsidiary in an aggregate amount not to exceed $1,000.0 million at any time outstanding;

(20) Liens securing Indebtedness in respect of Sale and Leaseback Transactions permitted pursuant to clause 15 of the definition of “Permitted Indebtedness”;

(21) Liens securing Indebtedness incurred pursuant to clause 17 of the definition of “Permitted Indebtedness”;

(22) Liens securing Indebtedness in respect of mortgage financings incurred pursuant to clause 11 of the definition of “Permitted Indebtedness”; and

(23) Liens with respect to obligations (including Indebtedness) of the Company or any of its Restricted Subsidiaries otherwise permitted under the Indenture that do not exceed 15.0% of Total Assets at any one time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Public Debt Securities” means any debt securities of the Company or any Domestic Restricted Subsidiary that (a) are or become registered with the Commission (whether pursuant to a registration statement under the Securities Act or otherwise pursuant to the Exchange Act) and/ or (b) contain or require the Company or such Domestic Restricted Subsidiary to provide financial information substantially consistent with the financial information required by Regulation S-K and S-X promulgated under the Securities Act and Exchange Act.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P and (2) if Fitch, Moody’s or S&P ceases to rate the notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing or successive Refinancings by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Additional Indebtedness” covenant (other than pursuant to clauses 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 17 or 19 of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of all accrued interest and any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced; provided, that the net proceeds of any Refinancing Indebtedness are applied to such Refinancing or successive Refinancing within 90 days of the date on which such Refinancing Indebtedness is incurred.

“REIT” means a “real estate investment trust” as defined and taxed under Sections 856-860 of the Code.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries.

“Secured Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of consolidated Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated EBITDA for the Company’s four most recent fiscal quarters for which internal financial statements are available preceding such date of determination, in each case with such pro forma adjustments to Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provision set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or any Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Total Assets” means, at the time of determination, the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to             , 2021; provided, however, that if the period from the Redemption Date to             , 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

Material U.S. federal income tax consequences

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•

held by those initial holders who purchased such notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, or tax consequences applicable to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers in securities;
•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or
•	tax-exempt entities.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Potential contingent payment debt treatment.    Under certain circumstances, Equinix may pay holders amounts in excess of the stated interest and principal payable on the notes. For instance, Equinix would be required to offer to repurchase notes in the circumstances described under “Description of notes—Change of control,” and Equinix will redeem notes in the circumstances described under “Description of notes—Special mandatory redemption.” Although the issue is not free from doubt, Equinix intends to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Equinix’s position is not binding on the Internal Revenue Service (the “IRS”). If the IRS successfully takes a contrary position, U.S. Holders would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of interest.    Stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury Regulations, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, exchange, redemption, retirement or other disposition of the notes.    Upon the sale, exchange, redemption, retirement or other disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition of the note and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued stated interest. Amounts attributable to accrued stated interest are treated as interest as described under “—Payments of interest” above. A U.S. Holder’s tax basis in a note generally is the cost paid for the note, increased by any original issue discount accrued by such U.S. Holder. Gain or loss realized on the sale, exchange, redemption, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are currently subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting.    Information returns will generally be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, redemption, retirement or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

“Non-U.S. Holder” does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of the notes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes.

Potential contingent payment debt treatment.    As described in more detail above under “Tax consequences to U.S. Holders—Potential contingent payment debt treatment,” Equinix intends to take the position that the possibility of making payments in excess of the stated interest and principal payable on the notes under certain circumstances does not result in the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments on the notes.    Subject to the discussions below concerning backup withholding and FATCA, payments of principal, interest and premium (if any) on the notes by Equinix or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Equinix entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Equinix through stock ownership; and

•	the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN or Form W8BEN-E, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from the withholding tax discussed in the preceding paragraph. Non-U.S. Holders are urged to consult their own tax advisors regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits attributable to its notes.

Sale, exchange or other disposition of notes.    Subject to the discussions below under “—Backup withholding and information reporting” and “FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a sale or other disposition of notes (other than with respect to amounts attributable to accrued interest which will be subject to tax in the manner described above), unless the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes is effectively connected with a conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of an additional branch profits tax imposed at a rate of 30% (or a lower treaty rate).

Backup withholding and information reporting.    Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose U.S. federal withholding of 30% on payments of interest on the notes and, for dispositions after December 31, 2018, gross proceeds from the disposition of the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether such foreign financial institutions or other non-U.S. entities are beneficial owners or intermediaries) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the notes.

Underwriting

We are offering the notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and RBC Capital Markets, LLC are acting as joint book-running managers of this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, at the public offering price less the underwriting discount and commissions set forth on the cover page of this prospectus supplement, the principal amount of notes set forth opposite that underwriter’s name:

Underwriters	Principal amount of notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
TD Securities (USA) LLC
ING Financial Markets LLC
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.

Total		$1,000,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price(s) and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

It is expected that delivery of the notes will be made against payment therefor on or about             , 2015, which is expected to be the tenth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding six business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The following table shows the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	%

We estimate that the expenses for this offering payable by us (other than the underwriting discounts and commissions set forth in the table above) will be approximately $2.6 million. The underwriters have agreed to reimburse us for certain expenses relating to this offering.

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes offered pursuant to this prospectus supplement) for a period of 45 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the aggregate principal amount of notes offered pursuant to this prospectus, which creates a syndicate short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the market prices of the notes to be higher than they would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. Certain of the underwriters are also acting as underwriters for the Equity Offering and have acted as underwriters for our existing senior notes. Certain affiliates of the underwriters act as lenders and/or agents under our existing credit facilities and/or are expected to act as lenders and/or agents under the Proposed Term Loan and will receive customary fees related thereto. In addition, J.P. Morgan Securities LLC together with its affiliate J.P. Morgan Limited is acting as financial advisor to the Company in connection with the Telecity Acquisition and as such, may receive customary fees and expenses. Affiliates of the underwriters have made commitments to us with respect to a Telecity Bridge Loan Commitment to finance a portion of the Telecity Acquisition under certain circumstances in the event this offering, the Equity Offering and the Proposed Term Loan are not consummated, for which the underwriters and/or their affiliates will be paid customary fees. See “Prospectus summary—Recent developments—Acquisition of Telecity Group plc”. These bridge commitments will be reduced by the aggregate gross proceeds of this offering, the Equity Offering and the Proposed Term Loan. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Certain of the underwriters or their affiliates hold equity in TelecityGroup and/or positions in the existing TelecityGroup indebtedness to be refinanced and may be repaid with a portion of the net proceeds of this offering. Certain of the underwriters or their affiliates are customers of ours and engage in transactions with us or our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates have lending relationships with us. Certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of us or the underwriters.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Relevant Member State to whom any offer of notes is made or who receives any communication in respect of any offer of notes, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with J.P. Morgan Securities LLC and the Company that (1) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of J.P. Morgan Securities LLC has been given to the offer or resale; or where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, J.P. Morgan Securities LLC and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or J.P. Morgan Securities LLC to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor J.P. Morgan Securities LLC has authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or J.P. Morgan Securities LLC to publish a prospectus for such offer.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

The above notice is in addition to any other notices set out below.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the

United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Switzerland

The Company has not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the notes being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus supplement as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the notes on the SIX Swiss Exchange or any other regulated notes market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus supplement schemes annexed to the listing rules of the SIX Swiss Exchange.

Legal matters

The legality of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California. Sullivan & Worcester LLP, Boston, Massachusetts, has passed upon our qualification and taxation as a REIT in an opinion filed with our second Current Report on Form 8-K filed on October 1, 2015 with the SEC. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Telecity Group plc as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014 included as Exhibit 99.1 of Equinix, Inc.’s Current Report on Form 8-K/A dated November 16, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Equinix, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2014

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

Unless otherwise indicated, the terms “Equinix,” the “company,” “us,” “we” and “our” refer to Equinix, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

EQUINIX, INC.

Equinix connects more than 4,500 companies directly to their customers and partners inside the world’s most networked data centers. Businesses leverage the Equinix interconnection platform in 32 strategic markets across the Americas, Europe, Middle East and Africa (EMEA) and Asia-Pacific.

Our principal executive offices are located at One Lagoon Drive, Fourth Floor, Redwood City, CA 94065 and our telephone number is (650) 598-6000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein are based upon current expectations that involve risks and uncertainties. Any statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk Factors” section, in addition to the other information set forth in this prospectus or any prospectus supplement or incorporated by reference herein or therein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. All forward-looking statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein are based on information available to us as of their respective dates and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in this prospectus, our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus or any prospectus supplement or incorporated by reference herein or therein, before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us is also on our website at www.equinix.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on or accessible through the SEC’s website and the information on or accessible through our website do not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

•	Current Reports on Form 8-K filed on March 4, 2014, March 10, 2014, March 31, 2014, April 24, 2014, May 2, 2014, May 7, 2014, May 13, 2014, May 19, 2014, June 10, 2014, July 24, 2014, October 15, 2014, October 16, 2014 and October 30, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	Annual Report on Form 10-K for the year ended December 31, 2013, including portions of our Definitive Proxy Statement on Schedule 14A filed on April 28, 2014, to the extent specifically incorporated by reference into such Annual Report on Form 10-K; and

•	The description of our outstanding Common Stock contained in our Registration Statement No. 000-31293 on Form 8-A filed with the SEC on August 9, 2000, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 598-6000 or by writing to us at the following address:

Equinix, Inc.

One Lagoon Drive, Fourth Floor

Redwood City, CA 94065

Attn: Investor Relations

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges:

	Nine Months Ended	Years Ended
	September 30, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Ratio of earnings to fixed charges	1.5x	1.4x	1.6x	1.5x	1.2x	1.9x

In calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) from continuing operations before income tax expense and fixed charges. Fixed charges consist of interest expense, including such portion of rental expense that was attributed to interest, and amortization of capitalized interest. The portion of rent expense that was attributed to interest represents a reasonable approximation of the interest factor.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” above.

Authorized Capital Stock

Under our certificate of incorporation, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. At November 13, 2014, there were issued and outstanding:

•	54,931,904 shares of our common stock (not counting shares held in treasury);

•	employee restricted stock units for an aggregate of 1,396,210 shares of our common stock;

•	employee stock options to purchase an aggregate of 78,946 shares of our common stock; and

•	zero shares of our preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. All dividends are non-cumulative. In the event of the liquidation, dissolution or winding up of Equinix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Our common stock is listed on the The Nasdaq Stock Market under the symbol “EQIX.”

Preferred Stock

Preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in our certificate of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by our board of directors.

Our board of directors has the authority, without stockholder approval, to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law, among other things, the number of shares of the series and the designation thereof, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of any redemption, redemption price or prices and liquidation preferences.

When we or the selling securityholders offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware law

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 100,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that, subject to the terms of any series of preferred stock, the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that, subject to the terms of any series of preferred stock, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that, subject to the terms of any series of preferred stock, directors may be removed only for cause and only by the affirmative vote of holders of a majority of the voting power of our then-outstanding stock;

•	eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by the DGCL;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

•	provide that, subject to exceptions and constructive ownership rules, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, in excess of (i) 9.8% in value of the outstanding shares of all classes or series of Equinix stock or (ii) 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of Equinix stock; and

•	provide that our bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors.

Delaware Takeover Statute. We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. DGCL Section 203 restricts the ability of certain Delaware corporations, including those whose securities are listed on The Nasdaq Stock Market, from engaging under certain circumstances in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of DGCL Section 203 in our certificate of incorporation or bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock is Computershare Stockholder Services, Inc.

DESCRIPTION OF DEBT SECURITIES

Any debt securities we may issue will constitute either senior or subordinated debt of Equinix. Any debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. Any debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee, or one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities, will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Any purchase contracts we may issue may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee, will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Equinix, the trustees, the warrant agents, the unit agents or any other agent of Equinix, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934, as amended, is not appointed by us within 120 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Equinix and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	in short or long transactions;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Equinix, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If Equinix and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	“at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Equinix and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

Equinix and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Equinix at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Equinix and/or the selling securityholders, if applicable, to indemnification by Equinix and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Equinix and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on The NASDAQ Stock Market, and any series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the legality of any securities offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.